                                                                   Exhibit 10.11


                          SECURITIES PURCHASE AGREEMENT
                          -----------------------------

                            BUFFALO WILD WINGS, INC.
                             1919 Interchange Tower
                               600 S. Highway 169
                          Minneapolis, Minnesota 55426

                                                          As of December 2, 1999

GMN Investors II, L.P.
20 William Street, Suite 250
Wellesley, Massachusetts   02481

Regent Capital Partners, L.P.
505 Park Avenue, Suite 1700
New York, New York   10022

Carefree Capital Partners,
Limited Partnership, a
Wyoming Limited Partnership
1919 Interchange Tower
600 S. Highway 169
Minneapolis, Minnesota  55426

Ladies and Gentlemen:

         The undersigned, Buffalo Wild Wings, Inc., a Minnesota corporation (the "Company"), hereby agrees with you as follows:

1.       DEFINITIONS.

         For all purposes of this Agreement the following terms shall have the meanings set forth herein or elsewhere in the provisions hereof:

         Adjusted Net Worth. Adjusted Net Worth shall mean, in connection with any liquidation or sale of assets by the Company, the consolidated net worth of the equity of the Company, immediately prior to such liquidation or immediately after such sale, determined in accordance with Generally Accepted Accounting Principles, taking into account (i) the total consideration received by the Company for such transaction, (ii) the transaction costs incurred in connection with such transaction, and (iii) any liabilities

(excluding any accrual for vacation time) of the Company whether or not to be discharged in connection with such transaction.

         Affiliate. Affiliate shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person) and shall include (a) any Person who is a director or beneficial holder of at least 10% of any class of the then outstanding capital stock (or other shares of beneficial interest) of the Company (or other specified Person) and Family Members of any such Person, (b) any Person of which the Company (or other specified Person) or an Affiliate (as defined in clause (a) above) of the Company (or other specified Person) shall, directly or indirectly, either beneficially own at least 10% of any class of the then outstanding capital stock (or other shares of beneficial interest) or constitute at least a 10% equity participant, and (c) in the case of a specified Person who is an individual, Family Members of such Person; provided, however, that neither GMN, RCP nor Carefree Capital shall be an Affiliate of the Company for the purposes of this Agreement.

         Capital Expenditures. Capital Expenditures shall mean amounts paid or Indebtedness incurred by the Company or any of its Subsidiaries in connection with the purchase or lease of fixed assets (both tangible and intangible) that would be required to be capitalized and shown on the balance sheet of such Person in accordance with Generally Accepted Accounting Principles.

         Capital Transaction. Capital Transaction shall mean any of the following: (i) one or more mergers, consolidations, liquidations, sales of more than 50% of the assets of the Company or other similar corporate actions pursuant to which the Company or the holders of equity interests in the Company receive cash, securities or other property; (ii) at least a majority of the voting securities of the Company is sold; or (iii) a Qualified Public Offering.

         Carefree Capital shall mean Carefree Capital Partners, Limited Partnership, a Wyoming Limited Partnership.

         Charter. Charter shall include the articles or certificate of incorporation, statute, constitution, joint venture or partnership agreement or articles or other organizational document of any Person other than an individual, each as from time to time amended or modified.

         Closing. See Section 2.3.

         Closing Date.  See Section 2.3.

         Code. Code shall mean the Internal Revenue Code of 1986, any successor statute of similar import, and the rules and regulations thereunder, collectively and as from time to time amended and in effect.

         Commission. Commission shall mean the Securities and Exchange
Commission.

         Common Stock. Common Stock shall mean, collectively, the Common Stock of the Company described in Section 3.5(a) and in addition, any capital stock or other securities into which or for which Common Stock shall have been converted or exchanged pursuant to any recapitalization, reorganization or merger of the Company.

         Company. See preamble.

         Consolidated or consolidated. Consolidated or consolidated shall mean, with reference to any term defined herein, that term as applied to the accounts of the Company and all of its Subsidiaries, consolidated in accordance with Generally Accepted Accounting Principles.

         Converted Common Shares. Converted Common Shares shall mean, collectively, (a) shares of Common Stock issuable upon exercise of the conversion rights of the Series A Preferred Stock in accordance with its terms,
(b) any shares of Common Stock into which such shares of Common Stock have been converted, (c) any capital stock or other securities into which or for which such Common Stock shall have been converted or exchanged pursuant to any recapitalization, reorganization or merger of the Company, and (d) any shares of capital stock issued with respect to the foregoing pursuant to a stock dividend or stock split; provided that no Converted Common Shares which have been sold pursuant to a Public Sale shall be considered to be outstanding Converted Common Shares or Securities hereunder.

         Default. Default shall mean an event or condition which with the passage of time or giving of notice, or both, would become an Event of Default.

         Determination Date. See Section 2.1 of the form of Warrant attached hereto as Exhibit C.

         Distribution. Distribution shall mean (a) the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Company or other specified Person, (b) the purchase, redemption or other retirement of any shares of any class of capital stock of the Company or other specified Person, directly or indirectly or otherwise, or (c) any other distribution on or in respect of any shares of any class of capital stock of the Company or other specified Person.

         EBITDA. EBITDA shall mean for any period, an amount equal to the sum of
(a) the consolidated net income of the Company and its Subsidiaries during such period determined in accordance with Generally Accepted Accounting Principles consistently applied, but excluding therefrom all extraordinary items of income or loss, plus (b) all amounts deducted in the computation thereof on account of
(i) interest expense, (ii) taxes, (iii) depreciation, and (iv) amortization; provided that interest expense with respect to Indebtedness for Borrowed Money incurred in connection with the acquisition of a restaurant and which is in excess of Capital Expenditures permitted for such period under the Plan shall not be added back to consolidated net income of the Company and its Subsidiaries (for purposes of the calculation of Capital Expenditures, all Capital Expenditures in connection with the opening of new restaurants for such period shall be counted first).

         Employment Agreements. Employment Agreements shall mean the employment agreements between the Company and certain key employees listed on Schedule 1.1 hereto, in the forms attached as part of Schedule 1.1 hereto.

         Environmental Laws. Environmental Laws shall mean any federal, state, or local judgment, decree, order, law, license, rule or regulation relating to health, safety or the environment.

         ERISA. ERISA shall mean the federal Employee Retirement Income Security Act of 1974, any successor statute of similar import, and the rules and regulations thereunder, collectively and as from time to time amended and in effect.

         ERISA Affiliate. ERISA Affiliate shall mean, with respect to any Person, any trade or business (whether or not incorporated) that is a member of a group described in Section 414(b) or Section 414(c) of the Code of which such Person is a member.

         Events of Default.  See Section 8.1.

         Family Members. Family Members shall mean, as applied to any individual, any parent, spouse, child, spouse of a child, brother or sister of the individual, and each trust created for the benefit of one or more of such Persons and each custodian of a property of one or more such Persons.

         Financing Agreements. Financing Agreements shall include this Agreement, the Securities, the Stockholders' Agreement, the Registration Rights Agreement, the Employment Agreements and any and every other present or future instrument or agreement from time to time entered into between the Company and any of the Investors or any other Holder of the Securities and which relates to this Agreement or is stated to be a Financing Agreement, as from time to time amended or modified, and all statements, reports or certificates delivered by or on behalf of the Company to any of the Investors or any other Holder of the Securities in connection herewith or therewith.

         Generally Accepted Accounting Principles. Generally Accepted Accounting Principles shall mean accounting principles which are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year of the Company and its Subsidiaries ended December 27, 1998, (b) applied on a basis consistent with prior periods, and (c) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

         GMN. GMN shall mean GMN Investors II, L.P., a Delaware limited partnership.

         Hazardous Substances. Hazardous Substances shall mean any hazardous waste as defined by 42 U.S.C.ss.6903(5), any hazardous substances as defined by 42 U.S.C.ss.9601(14), any pollutant or contaminant as defined by 42 U.S.C.ss.9601(33), and any toxic substance, oil, petroleum, friable asbestos, hazardous materials, or other substances regulated by any Environmental Laws.

         Holder. Holder shall mean, as to any Security, the holder thereof, unless such holder shall have presented such Security to the Company for transfer and the transferee shall have been entered in the Company's stock register (in the case of Series A Preferred Stock, Converted Common Shares or Warrant Shares), or in the register referred to in Section 11.2(a) (in the case of a Warrant), as a subsequent holder, in which case "Holder" shall mean such subsequent holder.

         Holder's Percentage. See Section 2.1 of the form of Warrant attached hereto as Exhibit C.

         Indebtedness. Indebtedness shall include all obligations, contingent and otherwise, which in accordance with Generally Accepted Accounting Principles should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including without limitation, in any event and whether or not so classified: (i) all debt and similar monetary obligations, whether direct or indirect; (ii) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (iii) all guaranties, endorsements and other contingent obligations whether direct or indirect in respect of Indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise; and (iv) obligations to reimburse issuers of any letters of credit.

         Indebtedness for Borrowed Money. Indebtedness for Borrowed Money shall mean (a) all Indebtedness of the Company and its Subsidiaries for borrowed money, whether current or funded, or secured or unsecured, (b) all Indebtedness of the Company and its Subsidiaries for the deferred purchase price of property or services represented by a note or other security, (c) all Indebtedness of the Company and its Subsidiaries created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all Indebtedness of the Company and its Subsidiaries secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been or should be, in accordance with Generally Accepted Accounting Principles, recorded as capital leases in respect of which the Company or any of its Subsidiaries are liable as lessee, (f) any liability of the Company or any of its Subsidiaries in respect of banker's acceptances or letters of credit, (g) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clause
(a), (b), (c), (d), (e) or (f) above, and (h) all Indebtedness referred to in clause (a), (b), (c), (d), (e), (f) or (g) above which is directly or indirectly guaranteed by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which the Company or any of its Subsidiaries has otherwise assured a creditor against loss.

         Investments. Investments shall mean (a) any share of capital stock, units, interests, evidence of Indebtedness or other security issued by any other Person, (b) any loan, advance, or extension of credit to, or contribution to the capital of, any other Person, (c) any purchase of the securities of any other Person, or commitment to make such purchase, and (d) any other investment in any other Person; provided, however, that the term "Investment" shall not include
(i) trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, and all letters of credit or other instruments securing or evidencing the same, (ii) advances to employees for travel expenses, drawing accounts and similar expenditures but only to the extent that (A) each such advance is in an amount less than $5,000, (B) the aggregate amount of such advances outstanding to any individual employee at any particular time does not exceed $10,000, and (C) all such advances outstanding at any particular time do not exceed $50,000, (iii) stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Company or any of its Subsidiaries or as security for any such Indebtedness or claim, (iv) any acquisition of assets or stock of a Person which is permitted pursuant to
Section 6.13, and (v) those loans made to employees of the Company to purchase Series A Preferred Shares and Warrants in the amounts set forth on Schedule 1.2 hereto.

         Investors. Investors shall mean GMN, RCP, Carefree Capital and the other investors listed on Exhibit A attached hereto, if any.

         Lien. Lien shall mean (a) any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind upon any property or assets of any character, or upon the income or profits therefrom; or (b) any acquisition of or agreement to have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease); or (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles, or chattel paper, with or without recourse.

         Liquidity Event. Liquidity Event shall mean (i) the occurrence of a Capital Transaction or (ii) the occurrence of any event or circumstance which requires the Company to repay, repurchase, redeem or otherwise to retire any equity security of the Company or which permits the holder of such equity security to require any such repayment, repurchase, redemption or retirement.

         Major Holder. Major Holder shall mean the holder or holders at the relevant time (excluding the Company) of (a) in the case of the Series A Preferred Stock, at least 10% of the then outstanding shares of Series A Preferred Stock, (b) in the case of the Converted Common Shares, Warrants and Warrant Shares, at least 10% of the total number of (i) the then outstanding Converted Common Shares, (ii) Warrant Shares then issuable upon exercise of the outstanding Warrants plus (iii) then outstanding Warrant Shares, and (c) if no class of Securities is referred to, the Major Holders of the Series A Preferred Stock and the Major Holders of the Converted Common Shares, Warrants and/or Warrant Shares.

         Majority Holders. Majority Holders shall mean the holder or holders at the relevant time (excluding the Company) of (a) in the case of the Series A Preferred Stock, 50.1% or more of the then outstanding shares of Series A Preferred Stock, (b) in the case of the Converted Common Shares, Warrants and Warrant Shares, 50.1% or more of the number of (i) the then outstanding Converted Common Shares, (ii) Warrant Shares then issuable upon exercise of the outstanding Warrants plus (iii) then outstanding Warrant Shares, and (c) if no class of Securities is referred to, 50.1% or more of the then outstanding shares of Series A Preferred Stock (on an as converted basis), Converted Common Shares, Warrants (on an as converted basis) and Warrant Shares, considered collectively; provided that for purposes of Section 8.2(b), Majority Holder shall only refer to holder or holders at the relevant time (excluding the Company) of 50.1% or more of the then outstanding Converted Common Shares; and provided further that for purposes of Section 8.2(c), Majority Holder shall only refer to holder or holders at the relevant time (excluding the Company) of 50.1% or more of the number of Warrant Shares then issuable upon exercise of the outstanding Warrants plus then outstanding Warrant Shares.

         Management Stock Option Plan. Management Stock Option Plan shall mean the Company's stock option plan in existence on the date hereof, pursuant to which the Company has the right to grant options or warrants to employees or consultants of the Company for up to a maximum of 1,500,000 shares of Common Stock.

         Permitted Indebtedness.  See Section 6.9.

         Permitted Liens.  See Section 6.10.

         Person. Person shall mean an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

         Plan. Plan shall mean those certain financial projections attached hereto as Schedule 1.3 and after the Company's fiscal year ending December 2003, "Plan" shall mean the budget approved by the board of directors of the Company for the relevant fiscal year of the Company; provided that for purposes of the EBITDA projection for the Company's fiscal years ending December 2000 and 2001, "Plan" shall mean those projections for those same fiscal years set forth on page 10 of Schedule 1.3.

         Projections. See Section 3.7(a)(iii).

         Public Sale. Public Sale shall mean any sale of Common Stock or other equity interest to the public pursuant to a public offering registered under the Securities Act (other than pursuant to a Rule 145 transaction or on Form S-8) or to the public through a broker or market-maker pursuant to the provisions of Rule 144 (or any successor rule) adopted under the Securities Act or any other public offering not required to be registered under the Securities Act.

         Purchase Price.  See Section 2.2.

         Purchased Securities.  See Section 2.2.

         Qualified Public Offering. Qualified Public Offering shall mean the closing of the Company's underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of shares of Common Stock in which not less than $20,000,000 in gross proceeds are received by the Company for the account of the Company; provided that in the case of a public offering underwritten by one or more of the investment banking firms listed in Schedule 1.4 hereto, the amount of gross proceeds for purposes of this definition shall be $15,000,000.

         RCP. RCP shall mean Regent Capital Partners, L.P., a Delaware limited partnership.

         Real Property.  See Section 3.13.

         Registration Rights Agreement. Registration Rights Agreement means the Registration Rights Agreement dated as of the date hereof among the Company, GMN, RCP, Carefree Capital and certain other stockholders of the Company, as such Agreement may be amended, restated, modified or supplemented in accordance with the terms of this Agreement.

         Related Agreements. Related Agreements shall mean, collectively, the Financing Agreements, the Senior Debt Documents, the Charter of the Company and the Statement of Designation of the Series A Preferred Stock of the Company.

         Release. Release shall have the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss.9601 et seq. and the regulations promulgated thereunder, as in effect from time to time.

         Restricted Payment. Restricted Payment shall mean any payment (whether in cash, securities or other property) to or for the benefit of any Affiliate of the Company or any of its Subsidiaries in respect of any Indebtedness owed by or other obligation of the Company or such Subsidiary to such Affiliate.

         Securities. Securities shall mean the Series A Preferred Shares, the Converted Common Shares, the Warrants and the Warrant Shares.

         Securities Act. Securities Act shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         Series A Preferred Shares. Series A Preferred Shares shall mean the shares of Series A Preferred Stock of the Company issued to the Investors pursuant to Sections 2.1 and 2.5 hereof and any capital stock or other securities into which or for which such Series A Preferred Stock shall have been converted or exchanged pursuant to any recapitalization, reorganization or merger of the Company.

         Series A Preferred Stock. Series A Preferred Stock shall mean the Series A Preferred Stock, $.01 value per share, of the Company.

         Senior Credit Agreement. Senior Credit Agreement shall mean the Revolving & Term Credit Agreement dated March 26, 1999 between the Senior Lender and the Company, as amended from time to time.

         Senior Debt Documents. Senior Debt Documents shall mean the Senior Credit Agreement and all "Loan Documents" as defined therein.

         Senior Lender. Senior Lender shall mean Bremer Bank, National Association.

         Small Business Act. Small Business Act shall mean the Small Business Investment Act of 1958, as amended, or any successor federal statute, and the rules and regulations of the Small Business Administration thereunder (including without limitation Title 13, Code of Federal Regulations, Sections 107 and 121), all as the same shall be in effect from time to time.

         Stockholders' Agreement. Stockholders' Agreement means the Stockholders' Agreement dated as of the date hereof among the Company, the Investors and certain other stockholders of the Company, as such Agreement may be amended, restated, modified or supplemented in accordance with the terms of this Agreement.

         Subsidiary. Subsidiary shall mean any Person of which the Company or other specified Person now or hereafter shall at the time own directly or indirectly through a Subsidiary at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally.

         Transfer Notice.  See Section 12.2.

         Warrants. Warrants shall mean the Warrants of the Company issued to the Investors pursuant to Sections 2.1 and 2.5 hereof and any other Warrants transferred to any other holders pursuant to Section 12 hereof; provided that no Warrants which have been sold pursuant to a Public Sale shall be considered to be outstanding Warrants or Securities hereunder. For all purposes of this Agreement, until the Determination Date, the number of shares of Common Stock issuable upon exercise of the Warrants shall be deemed to be the maximum number of shares issuable thereunder based upon the number of shares of all outstanding equity of the Company on a fully diluted basis as of the date at issue including in such number of shares the number of shares equal to the difference between the 1,500,000 options authorized under the Management Stock Option Plan and the number of options actually outstanding thereunder.

         Warrant Shares. Warrant Shares shall mean, collectively, (a) Common Stock issuable upon exercise of the Warrants in accordance with their terms, (b) any shares of Common Stock into which such shares of Common Stock have been converted, (c) any capital stock or other securities into which or for which such Common Stock shall have been converted or exchanged pursuant to any recapitalization, reorganization or merger of the Company, and (d) any shares of capital stock issued with respect to the foregoing pursuant to a stock dividend or a stock split; provided that no Warrant Shares which have been sold pursuant to a Public Sale shall be considered to be outstanding Warrant Shares or Securities hereunder. For all purposes of this Agreement, until the Determination Date, the number of shares of Common Stock issuable upon exercise of the Warrants shall be deemed to be the maximum number of shares issuable thereunder based upon the number of shares of all outstanding equity of the Company on a fully diluted basis as of the date at issue including in such number of shares the number of shares equal to the difference between the 1,500,000 options authorized under the Management Stock Option Plan and the number of options actually outstanding thereunder.

2.       SALE AND PURCHASE OF PURCHASED SECURITIES.

         2.1. Sale and Purchase of Purchased Securities. The Company agrees to issue and sell to you and, subject to all of the terms and conditions hereof and in reliance on the representations and warranties set forth or referred to herein, you agree to purchase the number of shares of Series A Preferred Stock of the Company and the Common Stock Purchase Warrants for the purchase of that percentage of shares of Common Stock of the Company issuable pursuant to the Warrants as set forth on Exhibit A hereto, such Warrants to be in the form of Exhibit C hereto.

         2.2. Purchase Price. The aggregate purchase price for the Securities purchased pursuant to Section 2.1 (the "Purchased Securities") is $6,476,211 (the "Purchase Price") and the portion of the Purchase Price payable by each Investor is as set forth on Exhibit A hereto. The parties hereto agree that (a) the aggregate purchase price for the Series A Preferred Shares is $6,476,135, and (b) the aggregate purchase price for the Warrants is $76, and will be reported as such by all parties for federal, state and local tax purposes.

         2.3. Closing. The closing of the purchase and sale of the Purchased Securities (the "Closing") will take place at the offices of Bingham Dana LLP, 150 Federal Street, Boston,

MA 02110, at 11:00 a.m. Eastern Standard Time on December 2, 1999, or at such other time, date and place as the parties hereto may agree upon (the "Closing Date"). At the Closing, the Company will deliver to you the Purchased Securities against payment by you of the Purchase Price in immediately available funds and in the case of Carefree Capital, also by the delivery of the original Credit Line Note dated March 26, 1999 from the Company in favor of Carefree Capital (under which approximately $1,586,666.67 in principal and interest is currently outstanding) in partial payment of the portion of the Purchase Price payable by it hereunder. Each of the Purchased Securities will be issued to you and registered in your name in the records of the Company.

         2.4. Use of Proceeds. The proceeds from the sale of the Purchased Securities hereunder will be used solely to pay (i) the outstanding principal and interest under those certain four promissory notes dated April 1998, as amended, from the Company in favor of John Beall, Daniel Dryer, Ronald Gritzmaker and Sally Smith, which outstanding principal and interest is approximately $149,344.68 in the aggregate as of the date of this Agreement,
(ii) the outstanding principal and interest under that certain Promissory Note dated December 1994 from the Company in favor of G. Scott Snow, which outstanding principal and interest is approximately $2,751.93 as of the date of this Agreement, (iii) the outstanding principal and interest under that certain Promissory Note from the Company in favor of Settler's Table, Inc., which outstanding principal and interest is approximately $249.69 as of the date of this Agreement, (iv) the outstanding principal and interest under that certain Term Promissory Note dated March 26, 1999 from the Company in favor of Bremer Bank, National Association, which outstanding principal and interest is approximately $201,828.12 as of the date of this Agreement, (v) the outstanding principal and interest under that certain Promissory Note dated December 27, 1996 from the Company in favor of Kenneth H. Dahlberg, which outstanding principal and interest is approximately $314,350.39 as of the date of this Agreement, (vi) for expansion and other general working capital purposes and
(vii) the costs incurred in connection with the transactions described herein. The Company agrees that it will not use any part of the proceeds from the sale of the Purchased Securities to purchase or carry any "margin security" or "margin stock", as such terms are defined in any regulation, rule or interpretation of the Board of Governors of the Federal Reserve System.

         2.5. Additional Issuances. The Company will have the right, until December 31, 1999, to issue and sell to (a) one or more existing stockholders, executive officers and directors of the Company, (b) Carefree Capital, and (c) GMN and RCP, collectively, in such order, up to 725,844 additional shares of Series A Preferred Stock and Common Stock Purchase Warrants for the purchase of up to 23.81% of shares of Common Stock of the Company issuable pursuant to the Warrants on the same terms and conditions as set forth in this Agreement. Such issuance and sale will be effected, if at all, by the execution and delivery by the purchaser of such shares of an Instrument of Adherence to this Agreement, in the form of Exhibit B hereto, which will have the effect of amending this Agreement to add such purchaser as an additional "Investor" party hereto, and such amendment and the issuance and sale of such additional shares will for all purposes be deemed to have occurred as of the Closing Date. Notwithstanding the foregoing, any person who purchases shares pursuant to this Section 2.5 that is already an "Investor" party to this Agreement on the Closing Date shall not be required to sign an Instrument of Adherence, but the sale of such additional shares will, nevertheless, for all purposes be deemed to have occurred as of the Closing Date (provided that dividends shall only commence accruing as of the date of actual issuance) and shall be subject to all of the terms and conditions of this Agreement as if issued to such Investor on the Closing Date.

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         In order to induce each of you to enter into this Agreement and to purchase the Purchased Securities, except as set forth on the Schedules attached hereto, a copy of which has been furnished to each Investor, and which exceptions and additional disclosures shall be deemed to be representations and warranties as if made hereunder, the Company hereby makes the following representations and warranties to each Investor severally as of the Closing and immediately after giving effect to the Closing. The Schedules attached hereto describe exceptions to these representations and warranties with reasonable particularity and describe the relevant facts in reasonable detail and are arranged in paragraphs corresponding to the numbered and lettered paragraphs in this Section 3, provided that any exceptions described in response to one paragraph shall be deemed to be exceptions to all applicable paragraphs.

         3.1. Organization and Good Standing. The Company and each of its Subsidiaries is duly organized and existing in good standing in its jurisdiction of organization and is duly qualified as a foreign corporation and authorized to do business in all other jurisdictions in which the nature of its business or property makes such qualification necessary (which jurisdictions are listed in Schedule 3.1 hereto), except where the failure to so qualify would not be expected to materially adversely affect the Company's or such Subsidiary's business or financial condition. The Company and each of its Subsidiaries has the power to own its properties and to carry on its business as now conducted and as proposed to be conducted.

         3.2. Authorization. The execution, delivery and performance by the Company of this Agreement and each Related Agreement to which the Company is a party, and the issuance and sale by the Company of the Securities hereunder, (a) are within the Company's power and authority, (b) have been duly authorized by all necessary corporate proceedings, and (c) do not conflict with or result in any breach of any provision of or the creation of any Lien upon any of the property of the Company or its Subsidiaries or require any consent or approval pursuant to the Charter or bylaws of the Company, except for such necessary corporate approvals as shall have been received prior to the Closing Date, or any law, regulation, order, judgment, writ, injunction, license, permit, agreement or instrument.

         3.3. Enforceability. The execution and delivery by the Company of this Agreement and each of the Related Agreements to which the Company is a party, and the issuance and sale by the Company of the Securities hereunder, will result in legally binding obligations of the Company enforceable against the Company in accordance with the respective terms and provisions hereof and thereof, except to the extent that (a) such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights, (b) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought, and (c) the enforceability of the indemnity and contribution provisions contained in the Registration Rights Agreement may be limited under federal securities laws.

         3.4. Governmental Approvals. The execution, delivery and performance by the Company of this Agreement and each Related Agreement to which the Company is a party, and the issuance and sale of the Securities hereunder, do not require the approval or consent of, or any filing with, any governmental authority or agency except for blue sky filings with state agencies.

         3.5.  Capitalization.

         (a) Capital Stock. The authorized capital stock of the Company consists of (i) 1,000,000 shares of undesignated stock, (ii) 4,000,000 shares of Series A Preferred Stock and (iii) 15,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"). On the Closing Date, after giving effect to the transactions contemplated hereby and by the Related Agreements, the Company will have no outstanding capital stock other than (i) 3,048,462 shares of Series A Preferred Stock and (ii) 4,044,578 shares of Common Stock, all of which shares will be owned as set forth in Schedule 3.5(a) hereto and will be duly authorized, validly issued, fully paid and non-assessable. On the Closing Date, after giving effect to the transactions contemplated hereby and by the Related Agreements, each of the Subsidiaries of the Company will have the authorized, issued and outstanding capital stock set forth in Schedule 3.5(a) hereto, all of which outstanding shares of capital stock will be duly authorized, validly issued, fully paid and non-assessable. Upon payment of the consideration for additional shares of Series A Preferred Stock pursuant to Section 2.5, such additional shares will be duly authorized, validly issued, fully paid and non-assessable.

         (b) Options, Etc. Except for the Warrants and the Series A Preferred Shares or as set forth on Schedule 3.5(b) hereto, each of the Company and its Subsidiaries has no outstanding rights (either pre-emptive or other) or options to subscribe for or purchase, and no warrants or other agreements providing for or requiring the issuance by any of the Company or its Subsidiaries of, any of its capital stock or other equity interest, or any securities convertible into or exchangeable for its capital stock or other equity interest.

         (c) Reservation, Etc. Sufficient shares of authorized but unissued Common Stock have been reserved by appropriate corporate action in connection with the prospective conversion of the Series A Preferred Stock and the prospective exercise of the Warrants. The issuance of the Converted Common Shares, the Warrants and the shares of Warrant Shares (i) will not require any further corporate action by the stockholders or directors of the Company, (ii) will not be subject to pre-emptive rights in any present or future stockholders of the Company, and (iii) will not conflict with any provision of any agreement to which the Company is a party or by which it is bound. All Converted Common Shares and Warrant

Shares, when issued upon exercise of, respectively, the conversion rights of the Series A Preferred Stock or the Warrants, in accordance with their respective terms, will be duly authorized, validly issued, fully paid and non-assessable.

         3.6. Subsidiaries. Except as set forth on Schedule 3.6, the Company has no Subsidiaries and does not own or hold of record and/or beneficially any shares of any class of the capital of any corporation. The Company does not own any legal and/or beneficial interests in any partnerships, business trusts or joint ventures, or in any other unincorporated trade or business enterprises.

         3.7. Reports and Financial Statements. (a) You have heretofore been furnished with complete and correct copies of the following:

                  (i) the balance sheets and related statements of income attached hereto as Schedule 3.7(a)(i) (collectively, the "Financial Statements");

                  (ii) the pro forma consolidated balance sheet of the Company and its Subsidiaries as at October 24, 1999 and the pro forma combined historical income statements dated October 24, 1999, each of such balance sheets and income statements taking into account all transactions contemplated hereby and by the Related Agreements, such balance sheet and income statements being attached hereto as Schedule 3.7(a)(ii); and

                  (iii) the projections of the future performance of the Company and its Subsidiaries for the four-year period following the Closing Date, on a consolidated basis, including income, net profits, and cash flows, as attached hereto as Schedule 3.7(a)(iii) (the "Projections").

         (b) Each of the Financial Statements was prepared in accordance with Generally Accepted Accounting Principles applied on a basis consistent with prior periods except as otherwise stated therein; each of the balance sheets of the Company included in such financial statements fairly and accurately presents the financial condition of the Company and its Subsidiaries as at the close of business on the date thereof; and each of the statements of income and cash flows of the Company and its Subsidiaries included in such financial statements fairly and accurately presents the results of operations of the Company and its Subsidiaries for the fiscal period then ended.

         (c) The pro forma consolidated balance sheet of the Company and its Subsidiaries and the pro forma consolidated income statements referred to in
Section 3.7(a)(ii) have been prepared by management of the Company on a reasonable basis, taking into consideration the effect of the transactions contemplated hereby and by the Related Agreements, and the Company is not aware of any fact which casts any doubt on the accuracy or completeness thereof. After giving effect to the transactions contemplated hereby and by the Related Agreements, the Company and its Subsidiaries will have no material liabilities, contingent or otherwise, which are not referred to in such balance sheet or in the notes thereto.

         (d) The Projections constitute a reasonable basis for the assessment of the future performance of the Company and its Subsidiaries, on a consolidated basis, during the periods indicated therein, and all material assumptions used in the preparation of the Projections are set forth in the notes thereto or on
Schedule 3.7(d) attached hereto.

         3.8. Material Adverse Change. There has been no material adverse change in the business, assets, or financial condition of the Company or any of its Subsidiaries since September 30, 1999.

         3.9. Indebtedness and Liens. The Company has no Indebtedness or Liens upon any of its properties other than Permitted Indebtedness and Permitted Liens.

         3.10. Related Agreements. You have heretofore or simultaneously herewith been furnished with complete and correct copies of all of the Related Agreements. This Agreement and the Related Agreements are the only material agreements relating to the transactions contemplated hereby to which the Company is a party. The Company is not in default on any of its obligations under this Agreement or any Related Agreement to which the Company is a party and, to the best knowledge of the Company without any independent investigation, no other party to any Related Agreement is in default thereunder.

         3.11. ERISA. Each of the Company and its Subsidiaries, and each of such Person's employee benefit plans, if any, is in compliance in all material respects with the requirements of applicable law, including but not limited to ERISA and any applicable provisions of the Code. None of the Company or its Subsidiaries nor any of their Affiliates maintains or contributes to, or has previously maintained or contributed to, any defined benefit plan pursuant to a collective bargaining agreement.

         3.12. Solvency. Prior to, upon and immediately after consummation of the transactions contemplated hereby and by the Related Agreements, the Company is solvent, has tangible and intangible assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

         3.13. Title to Assets; Leases. The Company and its Subsidiaries own all of the assets reflected in the pro forma consolidated balance sheet of the Company and its Subsidiaries as at the Closing Date, subject to no Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries owns any real property. The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession, and is in material compliance with the terms, (a) of all leases of real property on which facilities operated by it are situated (the "Real Property"), each of which is listed on Schedule 3.13 hereto, and (b) of all leases of personal property, and all leases described in clauses (a) and (b) above are valid and in full force and effect.

         3.14. Litigation. There is no litigation, at law or in equity, or any proceeding before any court, board or other governmental or administrative agency or any arbitrator pending or, to the knowledge of the Company, threatened which, individually or in the aggregate, is reasonably likely to result in any final judgment or liability which, after giving effect to any applicable insurance, could result in any material adverse change in the business, assets or financial condition of the Company or any of its Subsidiaries or which seeks to enjoin the consummation of, or which questions the validity of, any of the transactions contemplated by this Agreement or any Related Agreement. No judgment, decree or order of any court, board or other governmental or administrative agency or arbitrator has been issued against or binds the Company or any of its Subsidiaries or any of their assets which has or may have any material adverse effect on the business, assets or financial condition of the Company or any of its Subsidiaries.

         3.15. Defaults. No Default or Event of Default exists on the date hereof. Neither the Company nor any of its Subsidiaries is in default under any provisions of its respective Charter or by-laws or under any material provisions of any franchise, contract, agreement, lease or other instrument to which it is a party or by which it or its property is bound or in material violation of any law, judgment, decree or governmental order, rule or regulation.

         3.16. Governmental Regulations. The Company is not a "holding company", or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is the Company a "registered investment company", or an "affiliated person" or a "principal underwriter" of a "registered investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

         3.17. Representations and Warranties under Related Agreements. All representations and warranties made by the Company or any of its Subsidiaries in any of the Related Agreements or in the certificates delivered in connection therewith are true and correct as of the date hereof with the same force and effect as though made on and as of the date hereof, and such representations and warranties are hereby confirmed to you and made representations and warranties of the Company hereunder as fully as if set forth herein. To the best knowledge of the Company without any independent investigation, all representations and warranties made in the Related Agreements by or on behalf of any party thereto other than the Company or its Subsidiaries are true and correct in all material respects.

         3.18. Tax Returns. The Company and its Subsidiaries have filed all tax returns and reports which are required to be filed with any foreign, federal, state or local governmental authority or agency, except where failure to file such returns and reports with any such state or local governmental authority or agency would not be expected to materially adversely affect the Company's or any of its Subsidiaries' business or financial condition, and the Company and each such Subsidiary has paid, or made adequate provision for the payment of, all assessments received and all taxes which have or may become due under applicable foreign, federal, state or local governmental law or regulations with respect to the periods in respect of which such returns and reports were filed. The Company knows of no additional assessments since the date of such returns and reports, and, there will be no additional assessments for which adequate reserves appearing on the pro forma consolidated balance sheet referred to in Section 3.7(a)(ii) have not been established. The Company and each of its Subsidiaries have made adequate provision for all current taxes.

         3.19. Environmental Compliance. The Company has taken reasonable steps to investigate the condition and usage of the Real Property since its occupancy thereof and the operations conducted thereon, and, based upon such diligent inquiry, has determined that:

                  (a) The Company and each of its Subsidiaries has been issued and is in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and required under applicable Environmental Laws for the conduct of its business. None of the Company, its Subsidiaries, nor any operator of the Real Property is in alleged violation of any Environmental Laws which alleged violation would have a material adverse effect on the business, assets, or financial condition of the Company or any of its Subsidiaries.

                  (b) No Release of Hazardous Substance or other condition exists at, on, or under any of the Real Property or any property formerly owned or leased by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries may be liable under any Environmental Laws.

                  (c) Neither the Company nor any of its Subsidiaries has received notice from any third party that it may be liable for any costs or damages whatsoever arising out of the Release of Hazardous Substances.

                  (d) To the knowledge of the Company, no underground storage tank or receptacle, asbestos containing material, or equipment containing polychlorinated biphenyls (PCBs) exists at any of the Real Property.

                  (e) Any Hazardous Substances generated by the Company, its Subsidiaries, or any operator of the Real Property have been transported offsite only by licensed carriers in accordance with applicable Environmental Law.

         3.20. Labor Relations. The Company and its Subsidiaries are in compliance with all applicable material federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and are not engaged in any unfair labor practice. There is no charge pending or, to the Company's knowledge, threatened, against or with respect to the Company or any of its Subsidiaries before any court or agency alleging unlawful discrimination in employment practices, which, if decided adversely to the Company, would have a material adverse effect on the Company's operations. There is no charge of or proceeding with regard to any unfair labor practice against any of them pending before the National Labor Relations Board, which, if decided adversely to the Company, would have a material adverse effect on the Company's operations. There is no labor strike, dispute, slow-down, or work stoppage pending, or to the Company's knowledge, threatened against or involving the Company or any of its Subsidiaries, which, if decided adversely to the Company, would have a material adverse effect on the Company's operations. No employees of the Company or any of its Subsidiaries are party to a collective bargaining agreement, and no such collective bargaining agreement is currently being negotiated. No one has petitioned and no one is now petitioning for union representation of any employees of the Company. Neither the Company nor any of its Subsidiaries has experienced any work stoppage or other material labor difficulty.

         3.21. Potential Conflicts of Interest. Except as set forth on Schedule 3.21, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, or to the best knowledge of the Company, key employees, (i) owns, directly or indirectly, any interest in (excepting passive holdings for investment purposes of not more than one percent (1%) of the securities of any publicly held and traded company), or is an officer, director, employee, or consultant of, any Person that is a competitor, lessor, lessee, customer or supplier of the Company or any of its Subsidiaries; (ii) owns, directly or indirectly, any interest in any tangible or intangible property used in or necessary to the business of the Company or any of its Subsidiaries; or
(iii) has any cause of action or other claim whatsoever against the Company or any of its Subsidiaries, or owes any amount to the Company or any of its Subsidiaries, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements.

         3.22. Material Contracts. Except for the contracts, agreements and arrangements listed in Schedule 3.22 and contracts, agreements or other arrangements that have been fully performed and with respect to which neither the Company nor any of its Subsidiaries has any further obligations or liabilities, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by (i) any agreement, instrument, or commitment that may affect its ability to consummate the transactions contemplated hereby or by the Related Agreements, or (ii) any other material agreement, instrument, or commitment, including without limitation, any:

         (a) agreement for the purchase, sale, lease or license by or from it of
(i) real estate requiring total payments in excess of $100,000 in any instance or (ii) other services, products, or assets, requiring total payments in excess of $100,000 in any instance, other than agreements for the purchase of inventory in the ordinary course of its business;

         (b) agreements requiring it to purchase all or substantially all of its requirements for a particular product or service from a particular supplier or suppliers, or requiring it to supply all of a particular customer's or customers' requirements for a certain service or product;

         (c) agreement or other commitment pursuant to which it has agreed to indemnify or hold harmless any other person, to share tax liability of any other person, or to refrain from competing with any other person;

         (d) (i) employment agreement, (ii) consulting agreement, or (iii) agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of a sale or other change in control of it;

         (e) agreement with any current or former Affiliate, stockholder, officer, director, employee, or consultant of the Company or any of the Company's Subsidiaries, or with any person in which any such Affiliate has an interest;

         (f) joint venture, partnership or teaming agreement;

         (g) agreement with any domestic or foreign government or agency or executive office thereof or any subcontract between it and any third party relating to a contract between such third party and any domestic or foreign government or agency or executive office thereof; or

         (h) agreement the performance of which is reasonably likely to result in a loss to it.

The Company has delivered to GMN, RCP and Carefree Capital correct and complete copies of each agreement, instrument, and commitment listed in Schedule 3.22, each as amended to date, except to the extent that the Company has noted thereon that it has provided a form of a particular type of agreement. Each such agreement, instrument, and commitment is a valid, binding and enforceable obligation of the Company or its relevant Subsidiary and is in full force and effect. Except as set forth in Schedule 3.22, neither the Company nor any of its Subsidiaries is, nor to the Company's knowledge, is any other party thereto (nor is the Company or any of its Subsidiaries, to the Company's knowledge, considered by any other party thereto to be) in breach of or noncompliance with any term of any such agreement, instrument, or commitment (nor is there, to the Company's knowledge, any basis for any of the foregoing), except for breaches or noncompliances that singly or in the aggregate would not have a material adverse effect on the business, financial condition or operations of the Company or any of its Subsidiaries. No claim, change order, request for equitable adjustment, or request for contract price or schedule adjustment, between the Company or any of its Subsidiaries and any supplier or customer, relating to any agreement, instrument, or commitment listed in Schedule 3.22 is pending or, to the Company's knowledge, threatened, other than those claims, change orders or requests which could not result in a material adverse effect on the business, financial condition or operations of the Company or any of its Subsidiaries. No agreement, instrument, or commitment listed in Schedule 3.22 includes or incorporates any provision, the effect of which may be to enlarge or accelerate any of the obligations of the Company or any of its Subsidiaries or to give additional rights to any other party thereto, or will terminate, lapse, or in any other way be affected, by reason of the transactions contemplated by this Agreement.

         3.23. Intellectual Property.

         (a) The Company or one of its Subsidiaries is the sole and exclusive owner of or has the right to use, free and clear of any material obligations to pay royalties or any other similar obligations, and free and clear of all mortgages, liens or other encumbrances of any kind, all (if any) franchises, patents, patent applications, patent licenses, patent rights, trade secrets, trademarks, trademark rights, trade names, trade name rights, brand names, copyrights, licenses, permits, authorizations and other rights as are necessary for the conduct of its business as currently conducted or currently proposed to be conducted, including but not limited to trademarks for the name and logo "Buffalo Wild Wings", except to the extent that the failure to have any of them would not have a material adverse effect on the business, assets or financial condition of the Company or any of such Subsidiaries. All of the foregoing are in full force and effect, and the Company and each of its Subsidiaries is in compliance with the foregoing without any known conflict with the valid rights of others which could affect or impair in a material manner the business, assets or financial condition of the Company or any of such Subsidiaries. Except as otherwise described in Schedule 3.23 there are no material licenses, sublicenses, covenants or agreements which have been entered into by the Company or any of its Subsidiaries with respect to any patents, trade secrets, trademarks, trade names, brand names or copyrights. None of the Company nor any of its Subsidiaries is in default in any material respect under or in relation to any such license, sublicense, covenant or agreement.

         (b) There is no claim by or demand of any person pertaining to, and there is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation relating to any rights of the Company or any of its Subsidiaries in respect of any patents, trade secrets, trademarks, trade names, brand names or copyrights used in the business or operations of the Company or any of its Subsidiaries, the outcome of which could reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company or any of its Subsidiaries.

         (c) No patent, trade secret, trademark, trade name, brand name or copyright owned or used by the Company or any of its Subsidiaries (i) is, to the Company's knowledge, being infringed by any person, or (ii) to the Company's knowledge, infringes any patent, trade secret, trademark, copyright or other intellectual property right of any person.

         (d) Except as otherwise described in Schedule 3.23, none of the Company nor any of its Subsidiaries is a party to or bound by any agreement or contract (whether written or, to its knowledge, oral) containing any covenant prohibiting the Company or any of its Subsidiaries from competing in any business of any kind in any territory or from competing with any person, or prohibiting the Company or any of its Subsidiaries from doing any kind of business with any person.

         3.24. Brokers. Except as set forth on Schedule 3.24, no finder, broker, agent or other intermediary has acted for or on behalf of the Company or any or its Subsidiaries in connection with the negotiation or consummation of the transactions contemplated hereby, and no fee will be payable by the Company or any of its Subsidiaries to any such person in connection with such transactions.

         3.25. Real Property Holding Corporation. The Company hereby represents and certifies that it is not a "United States real property holding corporation" within the meaning of Section 897 of the Code, as amended, and Treasury Regulation Section 1.897-2.

         3.26. Year 2000. To the Company's knowledge, all hardware and software products used by the Company and each of its Subsidiaries in the administration and the business operations of such Person will be able to accurately process date data (including, but not limited to calculating, comparing and sequencing) from, into and between the twentieth century (through year 1999), the year 2000 and the twenty-first century, including leap year calculations, when used in accordance with the product documentation accompanying such hardware and software products.

         3.27 Qualified Small Business Stock. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the Regulations promulgated thereunder. In addition, within ten days after any Investor written request therefor, the Company shall deliver to such Investor a written statement indicating whether such Investor's interest in the Company constitutes "qualified small business stock" as defined in Section 1202(c) of the Code.

         3.28. Disclosure. No representation, warranty or statement made in this Agreement, any Related Agreement, the Plan or any agreement, certificate, statement or document furnished by or on behalf of the Company in connection herewith or therewith contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

4.       REPRESENTATIONS AND WARRANTIES OF INVESTORS.

         Each of you severally, and not jointly, represents and warrants to the Company, as to yourself only, that, as of the Closing:

         4.1. Organization and Good Standing. Such Investor is duly organized and existing in good standing in its jurisdiction of organization and is authorized to do business in all other jurisdictions in which the nature of its business or property makes such qualification necessary, except where the failure to so qualify would not be expected to materially adversely affect such Investor's business or financial condition. Such Investor has the requisite power to own its properties and to carry on its business as now conducted and as proposed to be conducted.

         4.2. Authority; Enforceability. Such Investor has all requisite power and full legal right and authority to enter into this Agreement and each of the Related Agreements to which it is a party, to perform all of its agreements and obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Related Agreements to which such Investor is a party has (or will have at Closing) been duly executed and delivered by such Investor and constitutes

(or will constitute at Closing) its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement may be limited by any applicable bankruptcy, insolvency, reorganization, or other laws affecting creditors' rights generally or by general principles of equity.

         4.3. Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by such Investor of this Agreement, or for the consummation by such Investor of the transactions contemplated hereby.

         4.4. Investment Representation. Such Investor is (i) an "accredited investor" as defined in the Securities Act, and (ii) acquiring the Purchased Securities for investment and not with a view to selling or otherwise distributing the Purchased Securities; provided, however, that the disposition of such Person's property shall at all times be and remain in its control, subject to the provisions of Section 12 hereof.

         4.5. Brokers. Such Investor has not retained or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

5.       CONDITIONS TO PURCHASE.

         Each of your obligation to purchase the Purchased Securities pursuant to this Agreement is subject to compliance by the Company with its agreements herein contained, and to the satisfaction, on or prior to the Closing Date, of the following conditions:

         5.1. Financing Agreements. Each of the Financing Agreements shall have been executed and delivered in a form satisfactory to you, and each of the Financing Agreements shall be in full force and effect and no term or condition thereof shall have been amended, modified or waived except with your prior written consent. All covenants, agreements and conditions contained in the Financing Agreements which are to be performed or complied with on or prior to the Closing Date shall have been performed or complied with (or waived with your prior written consent).

         5.2. Charter Documents; Good Standing Certificates. You shall have received (i) a copy, certified by the applicable Secretary of State to be true and complete as of a date not more than five (5) days prior to the Closing Date, of the Charters of the Company and each of its Subsidiaries, (ii) a copy, certified by a duly authorized officer of the Company to be true and complete as of the Closing Date, of the by-laws of each of the Company and its Subsidiaries, and (iii) certificates, dated not more than 15 days prior to the Closing Date, of the applicable Secretary of State as to the Company's and each of its Subsidiaries' corporate good standing or qualification to do business, as the case may be, in such state.

         5.3. Proof of Corporate Action, Consents and Waivers. You shall have received from the Company copies, certified by a duly authorized officer thereof to be true and complete as of the Closing Date, of the records of (i) all action taken to authorize the execution, delivery and performance of this Agreement and each of the Related Agreements to which the Company is or is to become a party, and (ii) all consents and waivers from stockholders of the Company and any other third parties required for the Company's execution, delivery or performance of any Financing Agreement.

         5.4. Incumbency Certificate. You shall have received from the Company an incumbency certificate, dated the Closing Date, signed by a duly authorized officer of the Company and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of the Company, this Agreement and each of the Related Agreements to which the Company is or is to become a party, and to give notices and to take other action on behalf of the Company under each of such documents.

         5.5. Legal Opinion. You shall have received from Fredrikson & Byron, P.A., counsel to the Company, a favorable opinion, in form acceptable to you and your counsel and covering such matters with respect to the transactions contemplated by this Agreement and the Related Agreements as you or your counsel may reasonably request.

         5.6. Representations and Warranties; Officers' Certificates. The representations and warranties contained or incorporated by reference herein shall be true and correct on and as of the Closing Date; no event or condition shall have occurred or would result from the issuance of any of the Securities which would be a Default or an Event of Default on and as of the Closing Date, and the Company shall have performed and complied with all conditions and agreements required to be performed or complied with by it prior to the Closing; and you shall have received on the Closing Date a certificate to these effects signed by an authorized officer of the Company.

         5.7. Legality; Governmental Authorization. The purchase of the Purchased Securities shall not be prohibited by any law or governmental order or regulation, and shall not subject you to any penalty, special tax, or other onerous condition. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of or with any other Person, with respect to any of the transactions contemplated by this Agreement or any of the Related Agreements shall have been duly obtained or made and shall be in full force and effect.

         5.8. Payment of Certain Fees and Disbursements. GMN and RCP shall have received aggregate payments of $100,000 for all out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement and the Related Agreements, including, but not limited to, due diligence costs and travel expenses and all legal fees reasonably charged and all charges for costs, expenses and disbursements incurred by counsel to the Investors through the Closing Date in connection with the transactions contemplated by this Agreement and the Related Agreements. The Company shall also pay all reasonable out-of-pocket expenses incurred by Carefree Capital in connection with the transactions contemplated by this Agreement and the Related Agreements, including, but not limited to, due diligence costs and travel expenses.

         5.9. SBIC Documentation. The Company shall have executed and delivered to you all documents required by you in connection with the investment contemplated hereby under the rules and regulations applicable to you by virtue of your status as a "small business investment company", including without limitation, SBA Form 480 (Size Status Declaration), SBA Form 652 (Assurance of Compliance) and SBA Form 1031 (Portfolio Finance Report).

         5.10. Board of Directors. The Board of Directors of the Company immediately upon Closing shall include the members designated by GMN, RCP and Carefree Capital, as set forth in the Stockholders' Agreement.

         5.11. Statement of Designation of Series A Preferred Stock. The Statement of Designation of Series A Preferred Stock of the Company, as set forth in Exhibit D attached hereto, shall have been filed with the Minnesota Secretary of State.

         5.12. No Material Change. There shall not have been, or threatened to be after giving effect to the transactions contemplated hereby, any material damage to or loss or destruction of any properties or assets owned or leased by the Company or any of its Subsidiaries (whether or not covered by insurance) or any material adverse change in the business, financial condition or prospects of the Company or any of its Subsidiaries or imposition of any laws, rules or regulations which would materially adversely affect the business, operations, prospects, properties, assets or condition (financial or otherwise) of the Company or any of its Subsidiaries.

         5.13. General. All instruments and legal, governmental, administrative and corporate proceedings in connection with the transactions contemplated by this Agreement and the Related Agreements shall be satisfactory in form and substance to you, and you shall have received copies of all documents, including, without limitation, records of corporate or other proceedings, opinions of counsel, consents, waivers, licenses, approvals, permits and orders which you have requested in connection therewith.

         5.14. Stock Ledger. The Company shall have provided to GMN, RCP and Carefree Capital with a copy of its stock ledger.

6. COVENANTS APPLICABLE TO THE COMPANY WHILE AT LEAST 10% OF SERIES A PREFERRED SHARES ARE OUTSTANDING.

         The Company covenants that, until less than ten percent (10%) of the Series A Preferred Shares are outstanding (except as provided in Sections 6.13 and 6.18), the Company will comply and will cause each of the Company's Subsidiaries to comply with Sections 6.1 through 6.18, unless otherwise consented to in writing by the Holders:

         6.1. Records and Accounts. The Company and each of its Subsidiaries will keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with Generally Accepted Accounting Principles and maintain adequate accounts and reserves for all taxes (including income taxes), all depreciation, depletion, obsolescence and amortization of its properties and all other contingencies.

         6.2. Corporate Existence; Maintenance of Properties. The Company and each of its Subsidiaries will preserve and keep in full force and effect its legal existence, rights and qualifications to do business. Neither the Company nor any of its Subsidiaries will engage in any business other than the business currently being conducted by such Person. The Company and each of its Subsidiaries will maintain all of its properties used or useful in the conduct of its business in good condition, repair and working order and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.2 shall prevent the Company or any of its Subsidiaries from discontinuing the operation and maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of such Person's business and does not in the aggregate materially adversely affect the business, assets or financial condition of the Company and its Subsidiaries.

         6.3. Insurance. The Company and each of its Subsidiaries will maintain with financially sound and reputable insurance companies, funds or underwriters insurance of the kinds, covering the risks and in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of such Person.

         6.4. Taxes. The Company and each of its Subsidiaries will pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all material taxes, assessments and other governmental charges imposed upon the Company and each of its Subsidiaries and their real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies, which if unpaid might by law become a Lien or charge upon any of their properties; provided, however, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Company or any of its Subsidiaries shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Company and its Subsidiaries will pay or cause to be paid all such taxes, assessments, charges, levies or claims forthwith upon the commencement of foreclosure on any Lien which may have attached as security therefor.

         6.5. Inspection of Properties and Books. The Company and each of its Subsidiaries shall permit each Major Holder or any designated representatives of a Major Holder to visit and inspect, upon reasonable notice to the Company and during normal business hours, any of the major properties of the Company and its Subsidiaries such as their corporate headquarters, to examine the books of account of the Company and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with, and to be advised as to the same by, officers of such Persons, all at such reasonable times and intervals as you may reasonably request.

         6.6. Compliance with Laws, Contracts, Licenses, and Permits. The Company and each of its Subsidiaries will comply with (a) all applicable laws and regulations wherever its business is conducted except where failure to so comply would not be expected to materially adversely affect the Company's or such Subsidiary's business or financial condition, (b) the provisions of its Charter and by-laws, (c) all material agreements and instruments by which it or any of its properties may be bound (including, without limitation, the Related Agreements), and (d) all applicable decrees, orders, and judgments. If any authorization, consent, approval, operating right, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Company or any of its Subsidiaries may fulfill any of its obligations hereunder, the Company and its Subsidiaries will immediately take or cause to be taken all reasonable steps within its power to obtain such authorization, consent, approval, operating right, permit or license and furnish you with evidence thereof.

         6.7. Further Assurances. The Company and each of its Subsidiaries will cooperate with you and execute such further instruments and documents as you shall reasonably request to carry out to your satisfaction the transactions contemplated by this Agreement and the Related Agreements.

         6.8 Directors and Officers Insurance; Key-Man Insurance. The Company will maintain directors and officers liability insurance in an amount of $3,000,000 or such other increased amount as would be ordinarily prudent in the future given the size and activities of the Company. The Company shall have obtained by January 31, 2000 and will maintain key-man life insurance policies covering each of Sally J. Smith and Steve David, each in the amount of at least $3,000,000, in form and substance satisfactory to GMN, RCP and Carefree Capital.

         6.9. Restrictions on Indebtedness. Neither the Company nor any of its Subsidiaries will create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than the following ("Permitted Indebtedness"):

                  (a) current liabilities incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended in connection with normal purchases of goods and services;

                  (b) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 6.4 hereof;

                  (c) Indebtedness in respect of judgments or awards which have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Company or any of its Subsidiaries shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

                  (d) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

                  (e) Indebtedness in respect of operating leases incurred in the ordinary course of business;

                  (f) Indebtedness under or in respect of the agreements or instruments existing on the date of this Agreement listed and described on Schedule 6.9 hereto, but only to the extent of the amounts listed thereon; provided that approval of the Board of Directors of the Company shall be necessary for any draws under the Revolving Promissory
         Note issued pursuant to the Senior Credit Agreement; and

                  (g) Indebtedness incurred in connection with any purchase money or capital lease financing of any Capital Expenditures permitted hereunder, provided that the aggregate principal amount of such Indebtedness incurred by the Company and its Subsidiaries during any fiscal year shall not exceed 110% of the projected Capital Expenditures for such fiscal year as set forth in the Plan; provided further that if the actual EBITDA for the prior 12 months is greater than 60% of projected EBITDA for the same period as set forth in the Plan, the aggregate principal amount of such Indebtedness incurred by the Company and its Subsidiaries during any fiscal year shall not exceed 110% of the projected Capital Expenditures for such fiscal year as set forth in the Plan without the prior approval of the Company's board of directors and shall not exceed 150% of the projected Capital Expenditures for such fiscal year as set forth in the Plan without the prior approval of the Holders.

         6.10. Restrictions on Liens. Neither the Company nor any of its Subsidiaries will create or incur or suffer to be created or incurred or to exist any Lien or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; or transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; or acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or suffer to exist for a period of more than 30 days after the same shall have been incurred any Indebtedness or claim or demand against it which if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors (other than those claims which the Company or such

Subsidiary is contesting in good faith by appropriate proceedings and as to which the Company or such Subsidiary shall have set aside on its books, adequate reserves with respect thereto); or sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles or chattel paper, with or without recourse; provided, however, that the Company and its Subsidiaries may create or incur or suffer to be created or incurred or to exist any of the following ("Permitted Liens"):

                  (a) Liens to secure taxes, assessments and other government charges or claims for labor, material or supplies in respect of obligations not overdue (other than any such overdue taxes, levies, claims, assessments or charges, to the extent the payment therefor shall not at the time be required to be made in accordance with the provisions of Section 6.4 hereof);

                  (b) Deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations, liquor licensing requirements or state franchising requirements;

                  (c) Liens in respect of judgments or awards, the Indebtedness with respect to which is permitted by Section 6.9(c);

                  (d) Liens of carriers, warehousemen, mechanics and materialmen, and other like liens, in existence less than 60 days from the date of creation thereof or in respect of obligations not overdue or, if overdue, all such liens that the Company or such Subsidiary is contesting in good faith by appropriate actions which prevent enforcement of the lien;

                  (e) Encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and irregularities in the title thereto, landlord's or lessor's Liens under leases to which the Company or any of its Subsidiaries is a party, and other minor Liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Company and its Subsidiaries and which defects do not individually or in the aggregate have a material adverse effect on the business, assets or financial condition of the Company or any of its Subsidiaries;

                  (f) Liens presently outstanding as shown on Schedule 6.10 hereto;

                  (g) Purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness permitted by Section 6.9(g), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired; and

                  (h) any other Liens securing amounts not in excess of $10,000 in the aggregate.

         6.11. Distributions. Neither the Company nor any of its Subsidiaries shall make any Distribution except (a) the Company may (i) redeem the Series A Preferred Shares in accordance with the terms of the Statement of Designation of Series A Preferred Stock of the Company, as set forth in Exhibit D attached hereto, (ii) pay dividends to the holders of Series A Preferred Stock, in accordance with the terms of the Company's Charter, and (iii) repurchase the Warrants in accordance with Section 8.2 hereof, and (b) any Subsidiary may make Distributions to the Company.

         6.12. Capital Expenditures. In any fiscal year, the Company and its Subsidiaries together will not make any Capital Expenditures which aggregate more than 110% of the projected Capital Expenditures for such fiscal year as set forth in the Plan; provided that if actual EBITDA for the prior 12 months is greater than 60% of projected EBITDA for the same period as set forth in the Plan, the Company and its Subsidiaries together may make Capital Expenditures which aggregate up to 150% of the projected Capital Expenditures for such fiscal year as set forth in the Plan with the prior approval of the Company's board of directors and Capital Expenditures in excess of 150% of such projected Capital Expenditures with the prior approval of the Company's board of directors and the Holders. In any fiscal year, the Company and its Subsidiaries together will not make any Capital Expenditures on a single restaurant in excess of 150% of the projected Capital Expenditures for such restaurant for such fiscal year as set forth in the Plan without the prior approval of the Company's board of directors or in excess of 200% of the projected Capital Expenditures for such restaurant for such fiscal year as set forth in the Plan without the prior approval of the Holders. The Company and its Subsidiaries will not open in any fiscal year a number of restaurants greater than 120% of the number of restaurants projected to be opened during such fiscal year as set forth in the Plan; provided that if the actual EBITDA for the prior 12 months is greater than 60% of projected EBITDA for the same period as set forth in the Plan, the Company and its Subsidiaries together may open in any fiscal year a number of restaurants up to 150% of the number of restaurants projected to be opened during such fiscal year as set forth in the Plan with the prior approval of the Company's board of directors and a number of restaurants in excess of 150% of the number of restaurants projected to be opened during such fiscal year as set forth in the Plan with the prior approval of the Company's board of directors and the Holders.

         6.13. Merger, Consolidation, Purchase or Sale of Assets. Neither the Company nor any of its Subsidiaries will (a) become a party to any merger or consolidation; provided that any Subsidiary of the Company may merge or consolidate with the Company or any other Subsidiary of the Company; or (b) sell, lease, sublease or otherwise transfer or dispose of any portion of its assets with an aggregate value in excess of $100,000 in any fiscal year (other than sales of assets in the ordinary course of business consistent with past practice). Neither the Company nor any of its Subsidiaries will (i) acquire all or substantially all of the capital stock or assets of any Person or (ii) acquire any material assets outside the ordinary course of business; provided that the Company may acquire restaurants subject to the restrictions set forth in Section 6.12. Notwithstanding anything herein to the contrary, the preceding sentence of this Section 6.13 shall be in full force and effect through the Determination Date.

         6.14. Investments. The Company will not, nor will it permit any of its Subsidiaries to, have outstanding or acquire or commit itself to acquire or hold any Investment except for the Investments set forth on Schedule 6.14 and except Investments in: (a) marketable direct obligations issued or guaranteed by the United States of America which mature within one year from the date of acquisition thereof or which are subject to a repurchase agreement, exercisable within 90 days from the date of acquisition of such agreement, with any commercial bank or trust company incorporated under the laws of the United States of America or any State thereof or the District of Columbia, (b) commercial paper maturing within one year from the date of acquisition thereof and having, at the date of acquisition thereof, the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation, (c) bankers' acceptances eligible for rediscount under Federal Reserve Board requirements accepted by any commercial bank or trust company referred to in clause (a) hereof, (d) certificates of deposit maturing within one year from the date of acquisition thereof issued by any commercial bank or trust company referred to in clause (a) hereof and having capital and surplus of at least $100,000,000 and having at least an "A" rating or better, (e) certificates of deposit issued by banks organized under the laws of any other jurisdiction, each having combined capital and surplus of not less than $100,000,000, and having at least an "A" rating or better, and (f) wholly-owned Subsidiaries of the Company.

         6.15. Employee Benefit Plans. Attached hereto as Schedule 6.15 is a list of all employee benefit plans of the Company and its Subsidiaries. The Company and each of its Subsidiaries will take all actions necessary to maintain, fund, and administer its employee benefit plans in accordance with federal, state and local law. Without limiting the foregoing, each of the Company and its Subsidiaries (a) will not permit the aggregate present value of the unfunded vested accrued benefits under all employee benefit plans of the Company or such Subsidiary or any ERISA Affiliate to exceed $10,000, and will not take any action which would result in the foregoing; (b) will furnish to you a copy of any actuarial statement related to any pension plan maintained, funded or contributed to by the Company or such Subsidiary which is required to be submitted under Section 103(d) of ERISA, no later than the date on which such statement is submitted to the Department of Labor or the Internal Revenue Service; (c) will furnish to you forthwith a copy of (i) any notice of a pension plan termination sent to the Pension Benefit Guaranty Corporation under Section 4041(a) of ERISA with respect to any pension plan maintained, funded or contributed to by the Company or such Subsidiary, or (ii) any notice, report or demand sent or received by a pension plan under Sections 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA; and (d) will furnish to you a copy of any request for waiver from the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code with respect to any pension plan maintained, funded or contributed to by the Company or such Subsidiary no later than the date on which the request is submitted to the Department of Labor or the Internal Revenue Service, as the case may be.

         6.16. Activities and Use of Proceeds. (a) Neither the Company nor any of its Subsidiaries will engage in any activity or use directly or indirectly the proceeds from the sale of the Purchased Securities for any purpose for which a "small business investment company" is prohibited from providing funds by the Small Business Act.

         (b) The Company will use the proceeds from the sale of the Purchased Securities for the purposes set forth in Section 2.4 hereof. The Company will deliver within ninety (90) days following the Closing Date a written report, certified as correct by the Company's President, verifying the purposes and the amounts for which proceeds from the Purchased Securities have been disbursed. The Company will supply to each of the Investors such additional information and documents as each of the Investors may reasonably request with respect to the use of proceeds and will permit each of the Investors to have access to any and all records and information and personnel as each of the Investors deems necessary to verify such use of proceeds.

         (c) The Company will not, without obtaining the prior written approval of GMN and RCP and any other Holder of Securities which is a "small business investment company", change within one year following the Closing Date the Company's business activity to a business activity which a "small business investment company" is prohibited from providing funds under the Small Business Act, nor will the Company engage in any business activity other than that engaged in by the Company and its Subsidiaries as of the Closing Date and businesses reasonably related thereto.

         6.17. Sale and Issuance of Capital Stock. Neither the Company nor any of its Subsidiaries will (a) issue, sell, give away, transfer, pledge, mortgage, assign or otherwise dispose of, (b) grant any rights (either preemptive or other) or options to subscribe for or purchase, or (c) enter into any agreements, or issue any warrants, providing for the issuance of any of its capital stock or any securities convertible into or exchangeable for any of its capital stock, except for the Series A Preferred Shares, the Converted Common Shares, the Warrants, the Warrant Shares, the grant of options and warrants pursuant to the Management Stock Option Plan and the issuance of shares of Common Stock upon the exercise thereof, the issuance of shares of Common Stock upon the exercise of the warrants listed on Schedule 3.5(b) hereto and the issuance of shares of Common Stock to certain prior holders of bridge notes from the Company who previously converted such notes into Common Stock. Neither the Company nor any of its Subsidiaries will authorize or permit to be authorized any additional class or series of capital stock or other equity interest or increase the number of shares of authorized capital stock from that set forth in
Section 3.5(a) hereof. Notwithstanding anything in this Section 6.17 to the contrary, the Company may issue its Common Stock by means of a Qualified Public Offering.

         6.18 Projected Monthly EBITDA. For purposes of those provisions in this Agreement referencing projected EBITDA for a prior 12-month period as set forth in the Plan, the Company agrees that (a) by no later than January 31, 2000, it will provide to GMN, RCP and Carefree Capital projected monthly EBITDA for the Company's fiscal year ending December 2000, which projected monthly EBITDA in the aggregate shall equal the projected annual EBITDA for such fiscal year as set forth in the Plan, and (b) for each fiscal year thereafter the annual budget approved by the board of directors of the Company shall include projected monthly EBITDA for such fiscal year which, in the case of fiscal years ending December 2001, 2002 and 2003, shall equal at least the projected annual EBITDA for such fiscal year as set forth in the Plan. GMN, RCP and Carefree Capital shall have the right to review and approve such monthly EBITDA projections, which approval shall not be unreasonably withheld.


7. COVENANTS APPLICABLE TO THE COMPANY WHILE AT LEAST 10% OF SERIES A PREFERRED SHARES ARE OUTSTANDING.

         The Company covenants that, until less than ten percent (10%) of the Series A Preferred Shares are outstanding (except as provided in Section 7.7), the Company will comply and will cause each of the Company's Subsidiaries to comply with Sections 7.1 through 7.12, unless otherwise consented to in writing by the Holders:

         7.1. Annual Statements. As soon as available and in any event within 120 days after the close of the fiscal year of the Company commencing with the fiscal year ending on December 26, 1999, the Company will deliver to each Major Holder consolidated and consolidating balance sheets and consolidated statements of income and retained earnings and consolidated statements of cash flows of the Company and its Subsidiaries audited by an independent public accounting firm selected by the Company and acceptable to the Board of Directors (provided that if the accounting firm approved by the Board of Directors is not one of the so-called "Big 5 Accounting Firms", the accounting firm shall be subject to the approval of the Holders), showing the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the consolidated results of the Company's and its Subsidiaries' operations during such fiscal year. Each of the financial statements delivered hereunder shall be certified without qualification (except any qualifications as the Holders may in their discretion approve in writing) by such accounting firm to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied, accompanied by an agreed upon procedures report from such accounting firm and by the written statement of such accounting firm that no Default or Event of Default exists, or if such firm shall have obtained knowledge of any such Default or Event of Default or other event, setting forth the nature thereof.

         7.2. Quarterly Statements. Within 30 days after the end of each fiscal quarter commencing with the first fiscal quarter ending after the Closing Date, the Company will deliver to each Major Holder internal, unaudited consolidated and consolidating balance sheets and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries as of the end of such fiscal quarter and for the year to date, certified by both the President and the Treasurer or chief financial officer of the Company to be true and correct and to have been prepared in accordance with Generally Accepted Accounting Principles, consistently applied (subject to normal year-end adjustments and the absence of footnotes).

         7.3. Monthly Statements. Within 30 days after the end of each month commencing with the month ending November 30, 1999, the Company will deliver to each Major Holder internal, unaudited consolidated and consolidating balance sheets and consolidated statements of income of the Company and its Subsidiaries as of the end of each such month and for the year to date, certified by both the President and the Treasurer or chief financial officer of the Company to be true and correct and to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied (subject to normal year-end adjustments and the absence of footnotes).

         7.4. Other Financial Information. The Company will deliver to each Major Holder, at least 30 days prior to the commencement of each fiscal year, an annual budget and projected monthly balance sheets and statements of income for such fiscal year, prepared on a comparative basis to the Projections and, as soon as practical after preparation thereof, complete and correct copies of all quarterly (if any) or annual budgetary analyses or forecasts of the Company in the form customarily prepared by management for its own internal use or the use of the board of directors of the Company. In addition, the Company will deliver to each Major Holder copies of all documents and materials furnished from time to time to any director on the Company's board of directors in connection with any meeting thereof.

         7.5. Officers' Certificates. Together with delivery of consolidated financial statements of the Company pursuant to Sections 7.1 and 7.2 above, the Company will deliver to each Major Holder a certificate of the President, chief financial officer or Treasurer of the Company, (a) stating that such statements have been prepared in accordance with Generally Accepted Accounting Principles consistently applied and present fairly the consolidated financial position of the Company and its Subsidiaries as of the dates specified and the results of its consolidated operations and cash flows with respect to the periods specified (subject in the case of interim financial statements only to normal year-end audit adjustments and a lack of footnotes), and (b) stating that such officers have caused the provisions of this Agreement and the Securities to be reviewed and have no knowledge of any Default or Event of Default, or if either such officer has such knowledge, specifying such Default or Event of Default and the nature thereof, and what action the Company has taken, is taking or proposes to take with respect thereto.

         7.6. Notice of Litigation, Defaults, Etc. The Company will promptly give notice to each Major Holder of any litigation or any administrative proceeding to which the Company or any of its Subsidiaries may hereafter become a party which may result in any material adverse change in the business, assets, or financial condition of the Company or any of its Subsidiaries. Forthwith upon any officer of the Company obtaining knowledge of any Default or Event of Default hereunder, any default or event of default under any Related Agreement or any agreement relating to any Indebtedness for Borrowed Money, the Company will furnish a notice specifying the nature and period of existence thereof and in the case of a Default or Event of Default hereunder, what action the Company has taken, is taking or proposes to take with respect thereto. Promptly after the receipt thereof, the

Company will provide copies of any reports as to inadequacies in accounting controls submitted by independent accountants with respect to the Company and its Subsidiaries.

         7.7. Right to Attend Meetings. This Section 7.7 shall apply until the earlier of (i) the later of the date on which less than 10% of the Series A Preferred Shares are outstanding and the date on which the Investors own less than 50% of the Securities and (ii) the date as of which the Company has not dropped below $200,000,000 in market capitalization at any time during the immediately preceding 12 months.

         (a) The Company will call and hold a meeting of its board of directors at least once each fiscal quarter. Pursuant to the terms and provisions of the Stockholders' Agreement, GMN shall have the right to one seat on the board of directors of the Company, which at the Closing Date will be occupied by James J. Goodman, or such other person designated by GMN; RCP shall have the right to one seat on the board of directors of the Company, which at the Closing Date will be occupied by J. Oliver Maggard or such other person designated by RCP; and Carefree Capital shall have the right to one seat on the board of directors of the Company, which at the Closing Date will be occupied by Paul Waldon or such other person designated by Carefree Capital. Each of the persons designated by GMN, RCP and Carefree Capital pursuant to the immediately preceding sentence shall be subject to the approval of a majority of the other members of the board of directors of the Company (including the members appointed by the other Investors), which approval shall not be unreasonably withheld; provided that James J. Goodman, J. Oliver Maggard and Paul Waldon are hereby approved. Pursuant to the terms and provisions of the Stockholders' Agreement, if the Company's EBITDA for any twelve-month period, calculated on a rolling basis, is less than 50% of the EBITDA projected in the Plan for the same twelve-month period, the Investors shall have the right to appoint, collectively, two additional members of the board of directors of the Company. Pursuant to the Stockholders' Agreement, if (i) a Liquidity Event has not occurred by the sixth anniversary date of this Agreement, or (ii) the Company has EBITDA in any twelve-month period of less than $3,000,000, the Investors shall have the right to appoint additional directors to the board of directors of the Company sufficient to obtain voting control of such board. The Company will give the directors designated by GMN, RCP and Carefree Capital prior written notice of the time, place and subject matter of any proposed meeting (or action by written consent) of the board of directors of the Company or any committee thereof in accordance with the by-laws of the Company, such notice in all cases to include true and complete copies of all documents furnished to any other director in connection with such meeting or consent. The Company shall reimburse the directors appointed pursuant to this Section 7.7 for all reasonable out-of-pocket travel expenses incurred in connection with attendance at Board meetings or committees thereof.

         (b) If at any time an Investor is not entitled to such Investor's seat on the board of the directors of the Company (because it chooses not to designate any individual to fill such seat), such Investor shall be entitled to have an observer at each board meeting and such observer shall be entitled to receive notice and information as set forth in paragraph (a) above. Any such observer will be entitled to attend any meeting of the Company's board of directors or, if a meeting is held by telephone conference, to participate therein by telephone.

         (c) Within 90 days after the financial statements required by Section
7.1 hereof are furnished and upon prior written notice as provided by the by-laws of the Company, the Company will hold an annual meeting of its stockholders at which the principal executive, financial and operations officers of the Company will present a review of, and will discuss with those in attendance, in reasonable detail, the general affairs, management, financial condition, results of operations and business prospects of the Company.

         7.8. Other Information. The Company will deliver to each Person entitled to receive notice pursuant to Section 7.7(a) of board meetings and consents copies of all papers which may be distributed from time to time to the directors or stockholders of the Company at such time as such papers are so distributed to them. In addition, from time to time upon your request or upon the request of any representative designated by the Holders, the Company will furnish to any authorized officer or representative of such Person such information regarding the business, affairs, prospects and financial condition of the Company and its Subsidiaries as such officer or representative may reasonably request. Each such officer or representative shall have the right during normal business hours to examine the books and records of the Company and its Subsidiaries, to make copies, notes and abstracts therefrom, including, but not limited to, the stock ledger of the Company and the list of the current members of the Board of Directors of the Company, and to make an independent examination of the books and records of the Company and its Subsidiaries.

         7.9. Confidentiality. Each Major Holder, and its agents and representatives, will hold in confidence all proprietary information of the Company and its Subsidiaries provided or made available to such Major Holder pursuant to this Section 7 until such time as such information has become publicly available other than as a consequence of any breach by a Major Holder of its confidentiality obligations hereunder.

         7.10. Amendment of Related Agreements, Etc. Neither the Company nor any of its Subsidiaries shall agree to any amendment or modification of its Charter or by-laws, or agree to any amendment or modification of or grant any waiver or fail to enforce any of its rights pursuant to any of the Related Agreements, unless approved in each case by the Major Holders in writing or as otherwise provided therein.

         7.11. Budget. The Company's annual budget delivered in accordance with the provisions set forth in Section 7.4 hereof shall be subject to the approval of the board of directors of the Company. If actual EBITDA for the prior 12 months is less than 60% of projected EBITDA for the same period as set forth in the Plan, the Major Holders shall also be entitled to review and approve such annual budget, and in such case, no material modification of such budget shall thereafter be made without the written consent of the Major Holders.

         7.12. Transactions with Affiliates. Neither the Company nor any of its Subsidiaries will (a) engage in any transaction with any Affiliate, or (b) make any Restricted Payment other than payments made pursuant to the terms of any Related Agreement as in effect on the Closing Date and the payments made to the Company's counsel, Fredrikson & Byron, P.A. and Robbins, Kelly, Patterson & Tucker, for legal services rendered.

8.       DEFAULTS.

         8.1. Events of Default. Holders of the Securities will be entitled to exercise the remedies provided by Section 8.2 hereof in accordance with the terms thereof if any one or more of the following events ("Events of Default") shall occur:

                  (a) the Company shall fail to redeem any Series A Preferred Shares when required to do so pursuant to the Company's Charter or shall fail to pay any dividends thereon when due in accordance with the terms of the Charter;

                  (b) the Company or any of its Subsidiaries shall fail to perform or observe any covenant, agreement or provision applicable to it set forth in Sections 6.8, 6.9 through 6.13, 6.17 and 6.18 hereof; provided that the failure to perform or observe any covenant, agreement or provision applicable to it in Section 6.8 due to a clerical error shall not be an Event of Default unless such failure shall not be rectified, waived or cured to the satisfaction of the Holders within thirty (30) days of written notice thereof to the Company;

                  (c) the Company or any of its Subsidiaries shall fail to perform or observe any material covenant, agreement or provision applicable to it, under this Agreement or any other Financing Agreement to which it is a party, other than those provisions set forth in Sections 8.1(a) and (b) above, and such failure shall not be rectified, waived or cured to the satisfaction of the Holders within thirty (30) days of written notice thereof to the Company;

                  (d) any representation or warranty made by the Company to you in connection with this Agreement or any Related Agreement or any amendment to this Agreement or any Related Agreement shall prove to have been materially false on the date as of which it was made;

                  (e) the Company or any of its Subsidiaries shall fail (i) to make any required payment on any Indebtedness for Borrowed Money in excess of $100,000 or (ii) to perform or observe any of the material covenants or provisions required to be performed or observed by it pursuant to any of the Related Agreements, as amended from time to time consistent with Section 7.10 and, in the case of each of (i) and (ii),
         (x) such failure shall continue, without having been duly cured, waived or consented to, beyond the period of grace, if any, therein specified and so as to permit the acceleration thereof, if any acceleration is provided for therein, or (y) any security interest in or other Lien on any property securing any such Indebtedness shall be enforced through judicial proceedings or foreclosure or repossession of collateral;

                  (f) a final judgment which in the aggregate with other outstanding final judgments against the Company or any of its Subsidiaries exceeds $100,000 shall be rendered against the Company or any of its Subsidiaries if, within 30 days after entry thereof, such judgment shall not have been satisfied and discharged or stayed pending appeal or bonded, or within 30 days after expiration of such stay such judgment shall not have been discharged;

                  (g) the Company or any of its Subsidiaries shall:

                                    (i) commence a voluntary case under Title 11
                  of the United States Code as from time to time in effect, or authorize, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

                                    (ii) have filed against it a petition
                  commencing an involuntary case under said Title 11 and such petition shall not have been dismissed or stayed within 45 days;

                                    (iii) seek relief as a debtor under any
                  applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;

                                    (iv) have entered against it an order by a
                  court of competent jurisdiction (x) finding it to be bankrupt or insolvent, (y) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (z) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or

                                    (v) make an assignment for the benefit of,
                  or enter into a composition with, its creditors, or appoint or consent to the appointment of a receiver or other custodian for all or a substantial part of its property;

                  (h) the Company or any of its Subsidiaries shall fail to maintain in full force and effect any federal, state or local license, permit or operating right material to the operation of its business;

                  (i) the employment of Sally Smith shall be terminated for any reason, including by resignation, except upon such Person's death or disability, and the Company shall not have hired a replacement for any such Person who has been approved by the Holders in writing within 120 days thereafter, such approval not to be unreasonably withheld; or

                  (j) there occurs any "Event of Default" under any Senior Debt Document, and such Event of Default shall not be waived by the Senior Lender or cured within thirty (30) days of the Company or the Senior Lender becoming aware thereof.

         8.2. Remedies. Upon the occurrence and continuance of any of the Events of Default under Section 8.1 hereof, in each and every such case,

                  (a) the Holders of the Series A Preferred Shares may proceed to protect and enforce its or their rights by suit in equity, action at law and/or other appropriate proceedings either for specific performance of any covenant, provision or condition contained or incorporated by reference in this Agreement or in any Related
         Agreement or in the Company's Charter, or in aid of the exercise of any power granted in this Agreement, any Related Agreement or in the Company's Charter, and (unless there shall have occurred an Event of Default under Section 8.1(g) hereof, in which case the Series A Preferred Shares shall automatically be redeemable) the Holders of the Series A Preferred Shares may by notice to the Company declare the Series A Preferred Shares to be forthwith redeemable, and thereupon the liquidation value of the Series A Preferred Shares, together with dividends accrued thereon and all other sums, if any, payable under the Company's Charter shall become so due and payable without presentation, presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived, and such holder or holders may proceed to enforce payment of such amount or part thereof in such manner as it or they may elect;

                  (b) the Holders of the Converted Common Shares may proceed to protect and enforce its or their rights by suit in equity, action at law and/or other appropriate proceeding for specific performance of any covenant, provision or condition contained or incorporated by reference in this Agreement or in any Related Agreement, or in aid of the exercise of any power granted in this Agreement or any Related Agreement; and

                  (c) the Holders of the Warrants and the Warrant Shares may proceed to protect and enforce its or their rights by suit in equity, action at law and/or other appropriate proceeding for specific performance of any covenant, provision or condition contained or incorporated by reference in this Agreement or in any Related Agreement, or in aid of the exercise of any power granted in this Agreement or any Related Agreement, and any such holder or holders may proceed to enforce payment of such amount or part thereof in such manner as it or they may elect.

Notwithstanding anything herein to the contrary, the Holders may waive an Event of Default or deem a default cured, in which case such waiver or deemed cure shall be binding upon all other Holders.

         8.3. Waivers; Certain Notices. The Company and each of its Subsidiaries hereby waives, to the extent not prohibited by applicable law, (a) all presentments, demands for performance and notices of nonperformance (except to the extent specifically required by the provisions hereof), and (b) any requirement of diligence or promptness on the part of any holder of Securities in the enforcement of its rights under the provisions of this Agreement, the Charter of the Company, or any Financing Agreement. Notwithstanding anything herein to the contrary, the Investors shall not be required to give the Company or any of its Subsidiaries notice in order to exercise their rights to additional board seats pursuant to Section 7.

         8.4. Course of Dealing. No course of dealing between the Company or any of its Subsidiaries on the one hand, and you or any Holder of Securities, on the other hand, shall operate as a waiver of any of your or its rights under this Agreement, the Charter of the Company, or any Financing Agreement. No delay or omission in exercising any right under this Agreement, the Charter of the Company, or any Financing Agreement shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any other occasion.

9.       REGISTRATION RIGHTS.

         You will have certain registration rights with respect to the Converted Common Shares, the Warrants and the Warrant Shares as set forth in the Registration Rights Agreement.

10.      SUBSEQUENT HOLDERS OF SECURITIES.

         Whether or not any express assignment has been made in this Agreement, the provisions of this Agreement and the Financing Agreements that are for your benefit as the holder of any Securities are also for the benefit of, and enforceable by, all subsequent holders of Securities.

11.      REGISTRATION AND TRANSFER OF SECURITIES.

         11.1. Transfer and Exchange of Series A Preferred Shares, Converted Common Shares and Warrant Shares.

         (a) The Company shall keep at its principal office or its counsel's office a register in which shall be entered the names and addresses of the Holders of the Series A Preferred Shares, the Converted Common Shares and the Warrant Shares and the particulars (including without limitation the class thereof, if applicable) of the respective Series A Preferred Shares and/or Converted Common Shares and Warrant Shares held by them and of all transfers of shares of Series A Preferred Shares and/or Converted Common Shares and Warrant Shares or conversions of shares of Series A Preferred Shares from one class to another, as applicable. References to the "holder" or "holder of record" of any Series A Preferred Shares and/or Converted Common Shares and Warrant Shares shall mean the holder thereof unless the holder shall have presented the stock certificates evidencing same to the Company for transfer and the transferee shall have been entered in said register as a subsequent holder, in which case the terms shall mean such subsequent holder. The ownership of any of the Series A Preferred Shares and/or Converted Common Shares and Warrant Shares shall be proven by such register and the Company may conclusively rely upon such register.

         (b) Upon surrender at such office of any certificate representing shares of Series A Preferred Shares and/or Converted Common Shares or Warrant Shares for registration of exchange or (subject to compliance with the applicable provisions of this Agreement, including without limitation the conditions set forth in Section 12 hereof) transfer or conversion, the Company shall issue, at its expense, one or more new certificates, in such denomination or denominations as may be requested, for shares of such class of Series A Preferred Shares and/or Converted Common Shares or Warrant Shares, as applicable, as may be requested, and registered as such holder may request. Any certificate representing shares of Series A Preferred Shares and/or Converted Common Shares or Warrant Shares surrendered for registration of transfer shall be duly endorsed, or accompanied by a written instrument of transfer duly executed by the holder of such certificate or his attorney duly authorized in writing. The Company will pay shipping and insurance charges, from and to each holder's principal office, upon any transfer, exchange or conversion provided for in this Section 11.1.

         (c) Each certificate evidencing Series A Preferred Shares and/or Converted Common Shares or Warrant Shares, whether originally or in substitution for, or upon transfer, conversion or exchange of, any Series A Preferred Shares or Converted Common Shares or upon the exercise of any Warrant, as applicable, shall be registered on the date of execution thereof by the Company. The registered holder of record shall be deemed to be the owner of the Series A Preferred Shares and/or Converted Common Shares or Warrant Shares, as applicable, for all purposes of this Agreement. All notices given hereunder to the holder of record shall be deemed validly given if given in the manner specified in Section 14 hereof.

         11.2.  Registration, Transfer and Exchange of Warrants.

         (a) The Company shall keep at its principal office a register in which shall be entered the names and addresses of the Holders of Warrants issued by it and particulars of the respective Warrants held by them and of all transfers of such Warrants. The ownership of any of the Warrants shall be proven by such register and the Company may conclusively rely upon such register.

         (b) The Holder of any of the Warrants may at any time and from time to time prior to exercise, repurchase or redemption thereof surrender any Warrant held by it for exchange or (subject to compliance with Section 12 hereof) transfer at said office of the Company. On surrender for exchange of the Warrants, properly endorsed, to the Company, the Company at its expense will issue and deliver to or on the order of the Holder thereof a new Warrant or Warrants of like tenor, in the name of such Holder or, upon payment by such

Holder of any applicable transfer taxes, as such Holder may direct, calling on the face or faces thereof for in the aggregate the Holder's Percentage (if prior to the Determination Date) or the number of shares of Warrant Shares called for on the face or faces of the Warrants so surrendered. The Company will pay shipping and insurance charges, from and to each Holder's principal office, involved in the exchange or transfer of any Warrant.

         (c) Each Warrant issued hereunder, whether originally or in substitution for, or upon transfer or exchange of, any Warrant shall be registered on the date of execution thereof by the Company. The registered Holder of a Warrant shall be deemed to be the owner of such Warrant for all purposes of this Agreement. All notices given hereunder to such Holder shall be deemed validly given if given in the manner specified in Section 14 hereof.

         11.3. Replacement of Securities. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Security and, in the case of any such loss, theft or destruction, upon delivery of an indemnity bond in such reasonable amount as the Company may determine (or, in the case of any Security held by any Investor or another institutional Holder, an unsecured indemnity agreement from such Investor or such other Holder reasonably satisfactory to the Company) or, in the case of any such mutilation, upon the surrender of such Security for cancellation to the Company at its principal office, the Company, at its own expense, will execute and deliver, in lieu thereof, a new Security of like tenor. Any Security in lieu of which any such new Security has been so executed and delivered by the Company shall not be deemed to be outstanding for any purpose of this Agreement.

12.      RESTRICTIONS ON TRANSFER.

         12.1. General Restriction. The Securities shall be transferable only upon the satisfaction of the conditions set forth below in this Section 12.

         12.2. Notice of Transfer. Prior to any transfer of any Securities, the Holder thereof shall be required to give written notice to the Company describing in reasonable detail the manner and terms of the proposed transfer and the identity of the proposed transferee (the "Transfer Notice"), accompanied by (a) (i) a certificate of such Holder or the proposed transferee certifying that such transferee is an "accredited investor", as defined in the Securities Act, and (ii) if requested by the Company, an opinion, addressed to the Company, of Bingham Dana LLP or other counsel reasonably acceptable to the Company, that such transfer may be effected without registration of such Securities under the Securities Act, and (b) the written agreement of the proposed transferee to be bound by all of the provisions hereof and of the Financing Agreements, applicable to holders of such Securities hereunder or thereunder.

         12.3. Restrictive Legends. Except as otherwise permitted by this
Section 12, each Security shall bear the legend specified for such Security in
Schedule 12.3 hereto.

         12.4. Termination of Restrictions. The restrictions imposed by this
Section 12 upon the transferability of Securities shall terminate as to any particular Securities when such Securities shall have been effectively registered under the Securities Act or sold pursuant to a Public Sale. Whenever any of such restrictions shall terminate as to any Securities, the holder thereof shall be entitled to receive from the Company, at such Person's expense, new Securities without such legends.

13.      EXPENSES; INDEMNITY.

         (a) The Company hereby agrees to pay on demand all reasonable out-of-pocket expenses incurred by you in connection with any amendments or waivers (whether or not the same become effective) of this Agreement or any Related Agreement or any additional equity or debt financing of the Company, including without limitation the reasonable legal fees and all charges for costs, expenses and disbursements of Bingham Dana LLP, the special counsel to the Investors, in connection with any amendments, modifications, approvals, consents or waivers hereunder or under any Related Agreement or any additional equity or debt financing of the Company.

         (b) The Company hereby further agrees to indemnify, exonerate and hold you and your stockholders, officers, directors, employees, general partners, limited partners and agents free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements), incurred in any capacity by any of the indemnitees as a result of or relating to
(A) any transaction financed or to be financed in whole or in part directly or indirectly with proceeds from the sale of any of the Securities, or (B) the execution, delivery, performance or enforcement of this Agreement (including, without limitation, any failure by the Company to comply with any of its covenants hereunder), the Related Agreements or any instrument contemplated hereby or thereby, except, in each such case, for any such liabilities arising from any indemnitee's breach of this Agreement, gross negligence or willful misconduct.

         (c) The Company hereby indemnifies you against and agrees that it will hold you harmless from any claim, demand or liability for any broker's, finder's or placement fees alleged to have been incurred by it in connection with the transactions contemplated by this Agreement or the Related Agreements.

         (d) Except to the extent otherwise expressly provided herein, the Company shall pay on demand interest at a rate per annum equal to the lesser of the maximum rate of interest permitted by law or 16% (compounded monthly) on all overdue amounts payable under this Agreement until such amounts shall be paid in full.

         (e) The obligations of the Company under this Section 13 shall survive payment or transfer of the Securities and the termination of this Agreement.

         (f) In the event of any dispute involving the terms of this Agreement or any Related Agreement or the exercise, enforcement or preservation of rights under this Agreement or any Related Agreement, the prevailing party shall be entitled to collect reasonable fees and expenses incurred by the prevailing party in connection with such dispute from the other parties to such dispute.

14.      NOTICES.

         Any notice or other communication in connection with this Agreement, any other Financing Agreement or the Securities will be in writing and shall be deemed to be properly delivered if either personally delivered or sent by telecopier, overnight courier or mailed certified or registered mail, return receipt requested, postage prepaid, to the recipient at the address specified below:

                  If to the Company, then to its address set forth on page 1 hereof, to the attention of the President or at such other address as such person shall have specified by notice actually received by the addressor, with a copy to Melodie R. Rose, Esq., Fredrikson & Byron, P.A., 1100 International Centre, 900 Second Avenue South, Minneapolis, MN 55402-3397.

                  If to GMN, then to its address set forth on page 1 hereof, to the attention of James J. Goodman, or at such other address as GMN shall have specified by notice actually received by the addressor, with a copy to David L. Engel, Esq., Bingham Dana LLP, 150 Federal Street, Boston, MA 02110.

                  If to RCP, then to its address set forth on page 1 hereof, to the attention of J. Oliver Maggard, or at such other address as RCP shall have specified by notice actually received by the addressor, with a copy to Robert H. Friedman, Olshan Grundman Frome Rosenzweig & Wolosky, 505 Park Avenue, New York, NY 10022.

                  If to any other Holder of any Security, to it at its address set forth in the applicable register referred to in Section 11 hereof.

         If to Carefree Capital, then to its address set forth on page 1 hereof, to the attention of Paul Waldon, or at such other address as Carefree Capital shall have specified by notice actually received by the addressor, with a copy to Patrick Delaney, Lindquist & Vennum P.L.L.P, 4200 IDS Center, 80 South 8th Street, Minneapolis, Minnesota 55402-2205

Any such notice shall be effective (a) if delivered personally or by telecopier, when received, (b) if sent by overnight courier, when receipted for, and (c) if mailed as described above, five (5) days after being so mailed.

15.      SURVIVAL AND TERMINATION OF COVENANTS.

         All covenants, agreements, representations and warranties made herein or in any other document referred to herein or delivered to you pursuant hereto shall be deemed to have been relied on by you, notwithstanding any investigation made by you or on your behalf, and shall survive the execution and delivery to you hereof and of the Securities.

16.      AMENDMENTS AND WAIVERS.

         Except as provided in Section 2.5, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holders, with respect to any provision of this Agreement which by its terms operates for the benefit of such respective Holders. Notwithstanding the foregoing and Section 20, (a) without the prior written consent of each Holder of Series A Preferred Shares, Warrants or Warrant Shares with respect to whom such amendment or waiver is made, no such amendment or waiver shall extend the scheduled date of any required repurchase or redemption of any Series A Preferred Share, Warrant or Warrant Shares held by such Holder or reduce the repurchase or redemption price payable thereon or change any conversion right, (b) without the written consent of the percentage of Securities referred to in the definition of "Majority Holders" as in effect on the Closing Date, reduce the percentage of Securities the Holders of which are required to consent to any such amendment or waiver, or
(c) without the written consent of the percentage of the Holders of each Security required to exercise the remedies provided in Section 8.2 hereof, increase such required percentage. Any amendment or waiver effected in accordance with this Section 16 shall be binding upon each Holder of any Security sold pursuant to this Agreement and the Company.

17.      CONSENT TO JURISDICTION.

         EACH OF THE COMPANY AND THE HOLDERS HEREBY AGREES TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS IN AND OF THE STATES OF MINNESOTA AND NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING EXISTING UNDER OR RELATING TO THIS AGREEMENT, THE SECURITIES OR ANY OF THE OTHER FINANCING AGREEMENTS, AND CONSENTS THAT SERVICE OF PROCESS WITH RESPECT TO ALL COURTS IN AND OF THE STATES OF MINNESOTA AND NEW YORK MAY BE MADE BY REGISTERED MAIL TO IT AT ITS ADDRESS SET FORTH ON PAGE 1 HEREOF OR ON THE REGISTER REFERED TO IN SECTION 11.

18.      RIGHT TO PUBLICIZE

         The Company hereby acknowledges that each of the Investors will have the right to publicize its investment in the Company as contemplated hereby by means of a tombstone advertisement or other customary advertisement in newspapers and other periodicals which advertisement shall be subject to the prior written consent of the Company, which consent shall not be unreasonably withheld. The Investors hereby acknowledge that the Company will have the right to publicize their investment in the Company as contemplated hereby, which publication shall be subject to the prior written consent of the Investors, which consent shall not be unreasonably withheld.

19.      WAIVER OF JURY TRIAL.

         EACH OF THE COMPANY AND THE HOLDERS HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUIT, ACTION OR PROCEEDING EXISTING UNDER OR RELATING TO THIS AGREEMENT, THE SECURITIES OR ANY OF THE OTHER FINANCING AGREEMENTS.

20.      CONSENTS, APPROVALS, ETC. BY INVESTORS.

         Any provision of this Agreement requiring (i) the consent or approval of, (ii) that an agreement be in form and substance or an action be satisfactory to, (iii) a matter be acceptable to, (iv) a representative or board member be designated or appointed by, (v) action be taken or any request made by or (vi) an Event of Default be waived or a default be deemed cured by, the Investors or the Holders shall only require the consent, approval, acceptance, designation, appointment, action by or request of, the satisfaction of or the waiver or deemed cured by, as the case may be, the Majority Holders. For the avoidance of doubt, any of the foregoing required to be given by Major Holders, shall be given by each Major Holder.

21.      MISCELLANEOUS.

         This Agreement and the other Financing Agreements set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any prior written or oral understandings with respect thereto. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS WHICH TOGETHER SHALL CONSTITUTE ONE INSTRUMENT AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC SUBSTANTIVE LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER STATE, AND SHALL BIND AND INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

22.      AGREEMENT TO PROVIDE DOCUMENTS AND INFORMATION.

         The Company, in applying for the issuance and renewal of liquor licenses for its Company-owned restaurants, may be required to submit documentation from, and personal information concerning, its individual shareholders. Depending on the jurisdiction, this documentation may include but not be limited to applications and authorizations for criminal background checks signed by individual shareholders and fingerprint cards for individual shareholders. The required information may include, among other things, personal background information concerning the shareholder and the shareholder's family, personal financial information, criminal conviction record, and involvement in other businesses holding liquor licenses. The Investor agrees to timely submit to the Company upon its request such documentation and information as may be required in connection with any application for the issuance or renewal of a liquor license for any of the Company-owned restaurants.

            [The remainder of this page is intentionally left blank]

         If the foregoing corresponds with your understanding of our agreement, kindly sign this letter and the accompanying copies thereof in the appropriate space below and return one counterpart of the same to the Company, at its address first listed above.

                                      Very truly yours,

                                      BUFFALO WILD WINGS, INC.


                                      By: /s/ Sally J. Smith
                                          -------------------------------------
                                          Sally J. Smith
                                          President and Chief Executive Officer

Accepted and agreed to:

GMN INVESTORS II, L.P.

By:  GMN INVESTORS LLC,
     its general partner


     By: /s/ James J. Goodman
        -----------------------------------------
        James J. Goodman
        President


REGENT CAPITAL PARTNERS, L.P.

By:  REGENT CAPITAL HOLDINGS, II, L.P.,
     its general partner


By:  REGENT CAPITAL HOLDINGS, INC.,
     its general partner


     By: /s/ J. Oliver Maggard
        -----------------------------------------
        J. Oliver Maggard,
        Managing Director

CAREFREE CAPITAL PARTNERS,
LIMITED PARTNERSHIP,
A WYOMING LIMITED PARTNERSHIP


By:  CAREFREE CAPITAL, INC.,
     its general partner


     By: /s/ Kenneth H. Dahlberg
        -----------------------------------------
     Name: Kenneth H. Dahlberg
     Title:
           --------------------------------------

                                  SCHEDULE 1.4
                                       TO
                          SECURITIES PURCHASE AGREEMENT

                               Robertson Stephens
                                Hambrecht & Quist
                         Deutche Bank Alex. Brown, Inc.
                            US Bancorp Piper Jaffray
                               CIBC World Markets
                           Credit Suisse First Boston
                               Dain Rauscher Corp.
                       Donaldson, Lufkin & Jenrette, Inc.
                        The Bear Stearns Companies, Inc.
                          The Goldman Sachs Group, Inc.
                         Lehman Brothers Holdings, Inc.
                              McDonald Investments
                          Merrill Lynch & Company, Inc.
                            Paine Webber Group, Inc.
                       Soloman Smith Barney Holdings, Inc.
                            SG Cowen Securities Corp.
                           Thomas Weisel Partners, LLC
                        Volpe Brown Whelan & Company, LLC
                               Warburg Dillon Read
                        Morgan Stanley Dean Witter & Co.
                     Friedman, Billings, Ramsey Group, Inc.
                                   Prudential
                        Banc of America Securities, LLC.

                                    EXHIBIT A

                                    INVESTORS

----------------------------------- -------------------- ---------------- ----------------
                                     Series A Preferred   Percentage of      Aggregate
               Name                        Shares         Warrant Shares   Purchase Price

----------------------------------- -------------------- ---------------- ----------------
      GMN Investors II, L.P.             1,075,928            35.29%         $3,000,035
----------------------------------- -------------------- ---------------- ----------------
  Regent Capital Partners, L.P.           537,964             17.65%         $1,500,018
----------------------------------- -------------------- ---------------- ----------------
Carefree Capital Partners, Limited        708,726             23.25%         $1,976,158
  Partnership, a Wyoming Limited
           Partnership
----------------------------------- -------------------- ---------------- ----------------

                                    EXHIBIT B

                             INSTRUMENT OF ADHERENCE
                                       TO
                          SECURITIES PURCHASE AGREEMENT

         The undersigned ____________________, a ________________ ("Purchaser"),
hereby subscribes for and agrees to purchase _________ shares of the Series A Preferred Stock, $.01 par value, and Common Stock Purchase Warrants for ___ % of the shares of Common Stock (the "Purchased Shares"), of Buffalo Wild Wings, Inc., a Minnesota corporation (the "Company"), issuable pursuant to the Warrants, for cash in the aggregate amount of $___________, pursuant to the terms (including, but not limited to, Section 2.5) of that certain Securities Purchase Agreement dated as of December 2, 1999 by and among the Company and the other parties indicated therein, as supplemented hereby (the "Purchase Agreement"). The Purchaser agrees that (a) the aggregate purchase price for the Series A Preferred Shares is $____________, and (b) the aggregate purchase price for the Common Stock Purchase Warrants is $__________, and will be reported as such by the Purchaser and the Company for federal, state and local tax purposes.

         As a condition to such purchase, the Purchaser hereby agrees to become and be deemed an "Investor" party to the Purchase Agreement (and hereby, among other things, as of the date hereof makes those representations and warranties set forth in Section 4 of the Purchase Agreement). The Purchaser also agrees that the Purchased Shares are deemed to be "Purchased Securities" for all purposes under the Purchase Agreement.

         This Instrument of Adherence will be effective, and will become a part of the Purchase Agreement, upon acceptance by the Company.

                                                 -------------------------------

                                                 By
                                                   -----------------------------
                                                   Name:________________________
                                                   Title:_______________________

ACCEPTED:

BUFFALO WILD WINGS, INC.

By
  ----------------------------
  President

Date: ________________________

                                    EXHIBIT C

                                 FORM OF WARRANT

                                    EXHIBIT D

              STATEMENT OF DESIGNATION OF SERIES A PREFERRED STOCK